Exhibit 10.12

Published CUSIP Number: 44043LAA8
EXECUTION COPY
$375,000,000
CREDIT AGREEMENT
among
HORIZON LINES, INC.,
as Borrower,
CERTAIN SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTIES HERETO,
as Guarantors,
THE LENDERS PARTIES HERETO,
BANK OF AMERICA, N.A.,
as Syndication Agent,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
LASALLE BANK, NATIONAL ASSOCIATION and
JPMORGAN CHASE BANK, N.A.,
as Joint Documentation Agents,
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent
Dated as of August 8, 2007
WACHOVIA CAPITAL MARKETS, LLC, and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers
WACHOVIA CAPITAL MARKETS, LLC,
BANC OF AMERICA SECURITIES LLC and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Bookrunners
Prepared by:

i

Schedules

Schedule 1.1(a)	Investments
Schedule 1.1(b)	Liens
Schedule 1.1(c)	Chartered Vessel Documents
Schedule 3.3	Jurisdictions of Organization and Qualification
Schedule 3.12	Subsidiaries
Schedule 3.15	Intellectual Property
Schedule 3.17(a)	Location of Real Property
Schedule 3.17(b)	Location of Collateral
Schedule 3.17(c)	Chief Executive Offices
Schedule 3.17(d)	Real Estate Mortgaged Properties
Schedule 3.20	Labor Matters
Schedule 3.22	Insurance
Schedule 3.29	Vessels
Schedule 7.1(b)	Indebtedness
Schedule 7.6	Transactions with Affiliates
Exhibits

Exhibit 1.1(a)	Form of Account Designation Letter
Exhibit 1.1(b)	Form of Assignment Agreement
Exhibit 1.1(c)	Form of Assignment of Insurances
Exhibit 1.1(d)	Form of Joinder Agreement
Exhibit 1.1(e)	Form of Notice of Borrowing
Exhibit 1.1(f)	Form of Notice of Conversion/Extension
Exhibit 1.1(g)	Form of Permitted Acquisition Certificate
Exhibit 1.1(h)	Form of Vessel Fleet Mortgage
Exhibit 1.1(i)	Form of Pledge Agreement
Exhibit 1.1(j)	Form of Security Agreement
Exhibit 2.1(a)	Form of Funding Indemnity Letter
Exhibit 2.1(e)	Form of Revolving Note
Exhibit 2.2(d)	Form of Term Loan Note
Exhibit 2.4(d)	Form of Swingline Note
Exhibit 2.18	Form of Tax Exempt Certificate
Exhibit 4.1(b)	Form of Officer’s Certificate
Exhibit 4.1(h)	Form of Solvency Certificate
Exhibit 4.1(r)	Form of Financial Condition Certificate
Exhibit 4.1(s)	Form of Patriot Act Certificate
Exhibit 5.2(b)	Form of Officer’s Compliance Certificate
Exhibit 5.14(b)	Form of Landlord Waiver

v

     CREDIT AGREEMENT, dated as of August 8, 2007 among HORIZON LINES, INC., a Delaware corporation (the “Borrower”), each of those Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto and such other Subsidiaries of the Borrower as may from time to time become a party hereto, as “Guarantors” (each a “Guarantor” and, collectively, the “Guarantors”), the several banks and other financial institutions as are, or may from time to time become parties to this Agreement (each a “Lender” and, collectively, the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent” or the “Agent”).
W I T N E S S E T H:
     WHEREAS, the Credit Parties (as hereinafter defined) have requested that the Lenders make loans and other financial accommodations to the Credit Parties in an aggregate amount of up to $375,000,000, as more particularly described herein; and
     WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Credit Parties on the terms and conditions contained herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms.
     As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:
     “2007 Senior Unsecured Convertible Notes” shall mean the 4.25% Convertible Senior Notes due 2012, issued by the Borrower.
     “ABR Default Rate” shall have the meaning set forth in Section 2.9(b).
     “Accessible Borrowing Availability” shall mean, as of any date of determination, the amount that the Borrower is able to borrow on such date under the Revolving Committed Amount without a Default or Event of Default occurring or existing after giving pro forma effect to such borrowing.
     “Account Designation Letter” shall mean the Account Designation Letter dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit 1.1(a).

     “Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.9.
     “Additional Loan” shall have the meaning set forth in Section 2.5.
     “Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.
     “Administrative Details Form” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Agreement and account details for purposes of payments made to such Lender under this Agreement.
     “Affiliate” shall mean as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 15% or more of the Capital Stock having ordinary voting power for the election of directors (or the equivalent) of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agreement” or “Credit Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.
     “Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.

Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.
     “Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.
     “Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable Level (as referenced below) then in effect (based on the Consolidated Senior Secured Leverage Ratio), it being understood that the Applicable Percentage for (a) Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin and L/C Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin and L/C Fee” and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

	Consolidated Senior
	Secured Leverage	Base Rate	LIBOR Margin and
Level	Ratio	Margin	L/C Fee	Commitment Fee
I	< 1.25 to 1.00	0.25%	1.25%	0.25%
II	> 1.25 to 1.00 but < 2.00 to 1.00	0.50%	1.50%	0.30%
III	> 2.00 to 1.00 but < 2.75 to 1.00	0.75%	1.75%	0.35%
IV	> 2.75 to 1.00	1.00%	2.00%	0.40%
     The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date; provided that the initial Applicable Percentage on the Closing Date shall be based on Level II until such date that the Borrower delivers to the Administrative Agent the financial statements for the first full fiscal quarter after the Closing Date. After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level IV until such time as such information or certifications are provided, whereupon the Level shall be determined by the then current Consolidated Senior Secured Leverage Ratio. In the event that any financial statement or certification delivered pursuant to Section 5.1 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and Lenders with respect to Sections 2.9 and 8.1 and other of their respective rights under this Agreement and the obligation to repay any such amounts shall survive termination of this Agreement.
     “Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents and Short-Term Investments.”
     “Approved Fund” shall mean, with respect to any Lender, any fund or trust or entity that invests in commercial bank loans in the ordinary course and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, (c) any other Lender or any Affiliate thereof or (d) the same investment advisor or an Affiliate of such investment advisor as any Person described in clauses (a) – (c).
     “Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise, in a single transaction or in a series of transactions. The term “Asset Disposition” shall not include (a) the sale, lease, transfer or other disposition of assets permitted by Subsections 7.4(a)(i) through (xiv), or (b) any Equity Issuance.
     “Assignment Agreement” shall mean an Assignment Agreement, in substantially the form of Exhibit 1.1(b).
     “Assignment of Insurances” shall mean an Assignment of Insurances substantially in the form attached hereto as Exhibit 1.1(c).
     “Bank Product” shall mean any of the following products, services or facilities extended to a Credit Party or any Subsidiary by any Bank Product Provider or Hedging Agreement Provider: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by a Credit Party or any Subsidiary, other than letters of credit.
     “Bank Product Obligations” shall mean all liabilities and obligations of the Credit Parties relating to Bank Products.
     “Bank Product Provider” shall mean any Person that provides Bank Products (other than Hedging Agreements) to a Credit Party or any of its Subsidiaries to the extent such Person is (a) a Lender or an Affiliate of a Lender or (b) any other Person (i) that was a Lender (or an

Affiliate of a Lender) at the time such Person provided such Bank Products or (ii) with respect to any such Bank Product that was in existence prior to the Closing Date, that was a Lender (or an Affiliate of a Lender) as of the Closing Date or on the date that is 30 days after the Closing Date, but, in the case of either clause (i) or (ii), has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.
     “Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Bankruptcy Event” shall mean any of the events described in Section 8.1(e).
     “Bookrunners” shall mean Wachovia Capital Markets, LLC, together with its successors and assigns, Banc of America Securities LLC, together with its successors and assigns, and Goldman Sachs Credit Partners L.P., together with its successors and assigns.
     “Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
     “Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.
     “Business” shall have the meaning set forth in Section 3.10.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
     “Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.
     “Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Equivalents and Short-Term Investments” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or from Moody’s is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper and variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within 270 days of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) auction preferred stock and auction rate securities rated in the highest short-term credit rating category by S&P or Moody’s, (g) money market accounts subject to Rule 2a-7 of the Investment Company Act of 1940 (“SEC Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (f) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in SEC Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in SEC Rule 2a-7), (h) shares of any so-called “money market fund,” provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $100,000,000 and has an investment portfolio with an average maturity of 365 days or less, (i) privately offered investment funds subject to Rule 3c-7 of the Investment Company Act of 1940 that maintain a constant net asset value per share and a AAA rating from at least two of the following rating agencies: S&P, Moody’s and Fitch Ratings            and (i) in the case of Foreign Subsidiaries, substantially similar foreign equivalents of those Cash Equivalents and Short-Term Investments described in clauses (a) through (h) above.
     “Cash Management Services” shall mean any services provided from time to time by any Bank Product Provider to any Credit Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.
     “CCF Account” shall mean the Capital Construction Fund Account established pursuant to 46 App. U.S.C. § 1177.
     “Change of Control” shall mean at any time the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding

Voting Stock of the Borrower; (b) the replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or (c) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the documents evidencing (i) the 2007 Senior Unsecured Convertible Notes or (ii) any Indebtedness permitted under Section 7.1(j).
     “Chartered Vessel” shall mean any Vessel leased, chartered, subleased or subchartered by a Credit Party or any Subsidiary pursuant to one or more Chartered Vessel Documents.
     “Chartered Vessel Documents” shall mean all Vessel leases, charters, subleases, subcharters and all related documents in respect of any Chartered Vessel, including (a) those listed on Schedule 1.1(c) hereto and all Operative Documents (as defined in the respective Vessel leases, charters, subleases or subcharters and, if applicable, (b) the Subcharter Agreement and (c) the Guarantee and Indemnity Agreement.
     “Closing Date” shall mean the date of this Agreement.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure the Credit Party Obligations.
     “Commitment” shall mean the Revolving Commitments, the LOC Commitment, the Term Loan Commitments and the Swingline Commitment, individually or collectively, as appropriate.
     “Commitment Fee” shall have the meaning set forth in Section 2.6(a).
     “Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.
     “Commitment Period” shall mean (a) with respect to Revolving Loans and Swingline Loans, the period from and including the Closing Date to but excluding the Revolver Maturity Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is thirty (30) days prior to the Revolver Maturity Date.
     “Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with a Credit Party within the meaning of Section 4001(b)(1) of ERISA or is part of a group that includes a Credit Party and which is treated as a single employer under

Section 414(b) or 414(c) of the Code or, solely for the purposes of Section 412 of the Code to the extent required by such section, Section 414(m) or 414(o) of the Code.
     “Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Credit Parties and their Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
     “Consolidated EBITDA” shall mean, as of any date of determination for the four consecutive fiscal quarter period ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income (all as determined in accordance with GAAP): (i) Consolidated Interest Expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Credit Parties and their Subsidiaries for such period, (iii) depreciation and amortization expense of the Credit Parties and their Subsidiaries for such period, (iv) any extraordinary or nonrecurring charges or non-cash charges or expenses (including charges for the cumulative effect of accounting changes) for such period, (v) the interest component of rent expense for such period associated with all Capital Lease Obligations and Synthetic Leases under which any Credit Party or Subsidiary is the lessee and (vi) Transaction Costs incurred by a Credit Party or any Subsidiary, (vii) transaction costs and expenses incurred in connection with Permitted Acquisitions, (viii) any expense or loss associated with (A) any proposed or completed equity or debt financing on or prior to the Closing Date and (B) the early retirement, extinguishment or refinancing of debt including bonuses paid with respect to the completion of any of the foregoing, (ix) any non-recurring cash or non-cash fees, expenses or charges associated with any restructuring of the Borrower and changes in the Borrower’s method of operations pursuant to its cost reduction programs in an aggregate amount not to exceed, with respect to such cash fees, expenses or charges, 10% of Consolidated EBITDA during such period, (x) non-cash charges resulting from the application of purchase accounting, (xi) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs or from the forgiveness of loans made to employees in connection with the purchase of equity and related tax gross-up payments made in cash on or prior to the Closing Date, (xii) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Capital Stock, (xiii) expenses incurred as a result of the repurchase, redemption or retention by the Borrower of Capital Stock earned under equity compensation programs solely in order to make withholding tax payments, (xiv) expenses incurred as a result of the Share Repurchase Program (but excluding the actual cost of any share repurchase) and (xv) the amount of any minority interest expense attributable to minority equity interests of the Credit Parties and their Subsidiaries in any joint venture thereof, minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period minus (d) any other extraordinary or non-recurring cash or non-cash gains during such period minus (e) the amount of any minority interest income attributable to minority equity interests of the Credit Parties and their Subsidiaries in any joint venture thereof to the extent included in the calculation of Consolidated Net Income.

     “Consolidated Funded Debt” shall mean, on any date of calculation, Funded Debt of the Credit Parties and their Subsidiaries on a Consolidated basis.
     “Consolidated Interest Expense” shall mean, as of any date of determination for any period ending on such date, all interest expense (excluding amortization of debt discount, premium and deferred financing costs or write-off of financing costs, but including the interest component under Capital Leases) for such period of the Credit Parties and their Subsidiaries on a Consolidated basis.
     “Consolidated Net Income” shall mean, as of any date of determination for any period ending on such date, the net income (excluding extraordinary losses and gains and all non-cash income expense, interest income and tax credits) of the Credit Parties and their Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP.
     “Consolidated Senior Secured Leverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) the sum of (i) Consolidated Funded Debt of the Credit Parties and their Subsidiaries on such date (excluding that portion of Consolidated Funded Debt consisting of unsecured Indebtedness) minus (ii) cash and Cash Equivalents and Short-Term Investments on such date (excluding cash and Cash Equivalents and Short-Term Investments held in the CCF Account) to the extent there are no outstanding Revolving Loans during the thirty day period ending on such date to (b) Consolidated EBITDA for the four quarter period ending on or immediately prior to such date.
     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.
     “Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright, including, without limitation, any thereof referred to in Schedule 3.15.
     “Copyrights” shall mean all copyrights of the Credit Parties and their Subsidiaries in all Works, whether now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.15 and all renewals thereof.
     “Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit, LOC Documents and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender and executed by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement) which is specifically mentioned herein or therein to be a “Credit Document”.

     “Credit Party” shall mean any of the Borrower or the Guarantors and shall not include any Immaterial Subsidiaries.
     “Credit Party Obligations” shall mean, without duplication, (a) all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code), (b) Secured Hedging Obligations and (c) Bank Product Obligations..
     “CSX” shall mean CSX Corporation, a Virginia corporation.
     “Debt Issuance” shall mean the issuance of any Indebtedness by any Credit Party or any of its Subsidiaries (excluding any Indebtedness of any Credit Party and its Subsidiaries permitted to be incurred pursuant to Sections 7.1 (other than subsection 7.1(j)).
     “Default” shall mean any of the events specified in Section 8.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.
     “Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the terms of this Agreement or failed to fund a Participation Interest in accordance with the terms of this Agreement, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement and such default remains uncured, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.
     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
     “Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.
     “Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
     “Earnout” shall mean (a) any initially contingent payment obligation related to a Permitted Acquisition, including, without limitation, earnout payments, purchase price adjustments, deferred purchase price payments and bonuses and other forms of compensation to directors, officers, employees or consultants, in each case so long as (i) such payment obligations are contingent at the time such obligation is incurred or entered into, and subject to adjustment based on the performance of the Person and/or assets so acquired, (ii) such payment obligations are not guaranteed or subject, at the time such obligation is entered into, to any minimum payment, in whole or in part by the Borrower or any of its Subsidiaries, (iii) such payment obligations are not evidenced by a promissory note or secured by a pledge of assets by the Borrower or any of its Subsidiaries, and (iv) the Borrower or any of its Subsidiaries which is the obligor with respect to such payment obligation has the right, pursuant to the terms of the document or instrument evidencing or creating the Earnout, to defer any payment thereon during the continuance of, or if such payment would cause, a Default or Event of Default hereunder or (b) the portion of a payment obligation described in clause (a) which has become fixed and matured.
     “Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of (i) human health from exposure to Materials of Environmental Concern or (ii) the environment, as now or may at any time be in effect during the term of this Agreement.
     “Equity Issuance” shall mean any issuance after the Closing Date by any Credit Party or any Subsidiary to any Person which is not a Credit Party or a Subsidiary of (a) shares or interests of its Capital Stock, (b) any shares or interests of its Capital Stock pursuant to the exercise of options or warrants or similar rights, (c) any shares of interests of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) warrants or options or similar rights that are exercisable or convertible into shares or interests of its Capital Stock. The term “Equity Issuance” shall not include (i) any Asset Disposition, (ii) any Debt Issuance or (iii) any Capital Stock issued to the management and employees of the Credit Parties or any of their Subsidiaries in connection with stock option plans and similar employee arrangements.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
     “Event of Default” shall mean any of the events specified in Section 8.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, together with any amendment thereto and rules and regulations promulgated thereunder.
     “Existing Notes” shall mean any and all outstanding (i) 9.0% Senior Notes due 2012 of Horizon Lines, LLC and Horizon Lines Holding Corporation and (ii) 11.0% Senior Notes due 2013 of H-Lines Finance Holding Corporation.
     “Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance, increase or extension of, or participation in, a Letter of Credit or Swingline Loan by such Lender.
     “Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.
     “Fee Letter” shall mean the letter agreement dated July 18, 2007, addressed to the Borrower from Wachovia, Bank of America, N.A. and the Bookrunners, as amended, modified, extended, restated, replaced, or supplemented from time to time.
     “Flood Hazard Property” shall mean any Real Estate Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.
     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
     “Funded Debt ” shall mean, without duplication, all Indebtedness for borrowed money of the Borrower and its Subsidiaries which is payable more than one year from the date of creation thereof and shall include (a) Capital Lease Obligations and (b) all Indebtedness consisting of reimbursement obligations with respect to letters of credit other than letters of credit issued to finance inventory or equipment purchases or to secure other debt appearing on the balance sheet of the obligor minus the aggregate amount of such Indebtedness constituting pay-in-kind interest or capitalized interest.
     “GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Article VI to the provisions of Section 1.3.
     “Government Acts” shall have the meaning set forth in Section 2.19.
     “Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents and Short-Term Investments.”
     “Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency,

authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee and Indemnity Agreement” shall mean the Amended and Restated Guarantee and Indemnity Agreement, dated as of July 7, 2004, by and among HLH and Horizon Lines, LLC, as guarantors, and CSX, Shipco and SL Service, as beneficiaries, as such agreement may from time to time be amended, restated, supplemented, modified or otherwise changed.
     “Guarantor” shall have the meaning set forth in the first paragraph of this Agreement and shall include any Person that becomes a guarantor after the Closing Date in accordance with Section 5.9 of this Agreement.
     “Guaranty” shall mean the guaranty of the Guarantors set forth in Article XI.
     “Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made; provided that the term Guaranty Obligations shall not include endorsements for collections or deposits in the ordinary course of business..
     “Hedging Agreement Provider” shall mean any Person that enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 7.1(e) to the extent that (a) such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Closing Date and the Hedging Agreement was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender).
     “Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, price of Capital Stock, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements, but excluding any forward purchase contract.
     “HLH” shall mean HLH, LLC, a Delaware limited liability company.
     “Immaterial Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower with respect to which each of the following is satisfied: (a) the aggregate net sales of such Subsidiary are less than $2,000,000 for the period of twelve (12) months most recently ended prior to such Subsidiary being designated an Immaterial Subsidiary, (b) the book value of the tangible assets of such Subsidiary is less than $1,500,000, (c) after giving pro forma effect to the designation of such Subsidiary as an Immaterial Subsidiary, (i) the aggregate net sales of all Immaterial Subsidiaries for the twelve (12) months most recently ended prior to such designation do not exceed 2.50% of the aggregate net sales of the Credit Parties during such period and (ii) the aggregate book value of the tangible assets of all Immaterial Subsidiaries does not exceed 5.0% of the aggregate book value of the tangible assets of the Credit Parties, (d) the Borrower has designated such Subsidiary as an Immaterial Subsidiary under the Agreement and the Borrower has provided written notice to the Administrative Agent in reasonable detail of such designation within five (5) days after designation thereof, (e) such Subsidiary does not own any Capital Stock or hold any Lien on any property of a Credit Party; provided that Horizon Lines Holding Corp. shall be permitted to own the Capital Stock of HLH, LLC and Horizon Lines of Puerto Rico, Inc. so long as it pledges such Capital Stock to the Administrative Agent pursuant to the terms of the Pledge Agreement, and (f) such Subsidiary has never been a Credit Party after being an Immaterial Subsidiary.
     “Incremental Facility” shall have the meaning set forth in Section 2.5.
     “Incremental Term Loan” shall have the meaning set forth in Section 2.5.
     “Incremental Revolver” shall have the meaning set forth in Section 2.5.
     “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business) and, to the extent such obligation constitutes an Earnout, solely to the extent of the obligation described in clause (b) of the definition of the term Earnout, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate principal amount of such Indebtedness and (y) the fair market value of the property to which such Lien relates as determined in good faith by a financial officer of such Person, (f) all Guaranty Obligations by such Person with respect to Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all preferred Capital Stock (other than Qualified Preferred Stock) issued by such Person or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is six (6) months after the later of the Revolver Maturity Date and the Term Loan Maturity Date, (i) the principal balance outstanding under any Synthetic Lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing product plus any accrued interest thereon, (j) all reimbursement obligations of such Person as an account party in respect of letters of credit and letters of guaranty, (k) all reimbursement obligations of such Person in respect of bankers’ acceptances and (l) all obligations of such Person under Hedging Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, any obligation of such Person or any of its Subsidiaries in respect of (x) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the ordinary course of business, (y) account credits to participants under any compensation plan and (z) operating leases shall be deemed not to constitute Indebtedness.
     “Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.
     “Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses owned or held by the Credit Parties and their Subsidiaries, along with any goodwill associated therewith and any rights to sue for infringement thereof held by the Credit Parties.
     “Interest Coverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis for the four quarter period ending on or immediately prior to such date, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense, to the extent paid in cash during such period, net of cash interest income.
     “Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three (3) months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.8(b), the date on which such mandatory prepayment is due.

     “Interest Period” shall mean, with respect to any LIBOR Rate Loan,
     (a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six (6) months thereafter or nine (9) or twelve (12) months if agreed to by all relevant Lenders, subject to availability to all applicable Lenders, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and
     (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six (6) months thereafter (or nine (9) or twelve (12) months if agreed to by all relevant Lenders), subject to availability to all applicable Lenders, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:
     (i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;
     (iii) if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;
     (iv) no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date and, further with regard to the Term Loan, no Interest Period shall extend beyond any principal amortization payment date with respect to such Term Loan unless the portion of such Term Loan consisting of Alternate Base Rate Loans together with the portion of such Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and
     (v) no more than ten (10) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.
     “Investment” shall mean, with respect to any Person, (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) by such Person of shares of Capital Stock, other ownership interests or other securities of any other Person or bonds, notes, debentures or all or substantially all of the assets (other than the acquisition of assets that would be deemed capital expenditures) of any other Person, (b) any deposit with, or advance, loan or other extension of credit by such Person to, any other Person (other than deposits made in the ordinary course of business and deposits associated with the purchase, construction, modification or improvement of Vessels or the lease of Vessels) or (c) any other capital contribution to or investment by such Person in any other Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such other Person) incurred for the benefit of such other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investments less Returned Investments.
     “Issuing Lender” shall mean Wachovia or any successor in such capacity.
     “Issuing Lender Fees” shall have the meaning set forth in Section 2.6(c).
     “Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(d), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.9.
     “Lender” shall have the meaning set forth in the first paragraph of this Agreement and shall include the Revolving Lenders, the Term Loan Lenders, the Issuing Lender and the Swingline Lender.
     “Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its Revolving Commitment Percentage and/or Term Loan Commitment Percentage.
     “Letter of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.
     “Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.6(c).
     “Letter of Credit Fee” shall have the meaning set forth in Section 2.6(b).
     “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such

Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. (London time), two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.
     “LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.
     “LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:
     “LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.
     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
     “Loan” shall mean a Revolving Loan, the Term Loan and/or a Swingline Loan, as appropriate.
     “LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit up to the LOC Committed Amount and, with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase Participation Interests in the Letters of Credit up to such Lender’s Revolving Commitment Percentage of the LOC Committed Amount, as such amount may be reduced from time to time in accordance with the provisions hereof.
     “LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).
     “LOC Documents” shall mean, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for

(a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.
     “LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.
     “Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).
     “Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets or condition (financial or otherwise) of the Borrower, individually, or the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Credit Parties and their Subsidiaries taken as a whole, to perform their payment obligations under the Credit Documents or the ability of the Credit Parties taken as a whole to perform their material obligations (other than payment obligations) under the Credit Documents or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the material rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
     “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maturity Date” shall mean the Revolver Maturity Date and/or the Term Loan Maturity Date, as applicable.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgage Trustee” shall mean the “Mortgagee” as defined in the applicable Vessel Fleet Mortgage.
     “Mortgaged Vessel” shall mean, initially, each Vessel and all appurtenances thereto owned by any Credit Party or Subsidiary and identified as such on Schedule 3.29, and includes each other Vessel and all appurtenances thereto with respect to which a Vessel Fleet Mortgage is granted pursuant to Section 5.14.
     “Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Asset Disposition, Debt Issuance or Recovery Event,

net of the sum of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) associated therewith, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition, (c) taxes paid or payable as a result thereof and (d) the amount of any payments by the Credit Parties and their Subsidiaries of, and reserves established by the Credit Parties and their Subsidiaries to fund, contingent liabilities (including stipulated loss payments, if any, in the applicable Chartered Vessel Document) reasonably estimated to be payable that related to such event (provided that any reversal of any such reserves will be deemed to be Net Cash Proceeds received at the time and in the amount of such reversal); it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Asset Disposition, Debt Issuance or Recovery Event and any cash released from escrow as part of the purchase price in connection with any Asset Disposition.
     “Note” or “Notes” shall mean the Revolving Notes, the Term Loan Notes and/or the Swingline Note, collectively, separately or individually, as appropriate.
     “Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate. A Form of Notice of Borrowing is attached as Exhibit 1.1(e).
     “Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit 1.1(f).
     “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.
     “Participant” shall have the meaning set forth in Section 10.6(b).
     “Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.3(c) and in Swingline Loans as provided in Section 2.4(b)(ii).
     “Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.15.
     “Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all reissues, reexaminations, patents of addition and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.15, and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in Schedule 3.15.
     “Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.
     “Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States, (b) a Person that is incorporated, formed or organized in the United States by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 7.3, in each case so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the acquisition on a Pro Forma Basis, the Credit Parties are in compliance with each of the financial covenants set forth in Article VI, (iii) the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest (subject to Permitted Liens) in all property (including, without limitation, Capital Stock) acquired with respect to the Target in accordance with the terms of Sections 5.9 and 5.11 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.9, (iv) to the extent the total consideration to be paid in connection with any Permitted Acquisition shall exceed $50,000,000 in the aggregate, the Administrative Agent and the Lenders shall have received (A) a description of the material terms of such acquisition, (B) audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, (C) Consolidated projected income statements of the Credit Parties and their Subsidiaries (giving effect to such acquisition), and (D) not less than five (5) Business Days prior to the consummation of any such Permitted Acquisition, a certificate substantially in the form of Exhibit 1.1(g), executed by a Responsible Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent, (v) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target and (vi) after giving effect to such acquisition, there shall be at least $25,000,000 of Accessible Borrowing Availability less cash and Cash

Equivalents and Short-Term Investments and the Consolidated Senior Secured Leverage shall be less than 2.75 to 1.00 on a Pro Forma Basis.
     “Permitted Investments” shall mean:
     (a) cash and Cash Equivalents and Short-Term Investments;
     (b) Investments set forth on Schedule 1.1(a);
     (c) receivables owing to the Credit Parties or any of their Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
     (d) Investments in and loans to any Credit Party;
     (e) loans and advances to officers, directors and employees in an aggregate amount not to exceed $2,000,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law (including Sarbanes-Oxley);
     (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (g) Investments, acquisitions or transactions permitted under Section 7.4(b);
     (h) Permitted Acquisitions;
     (i) Hedging Agreements to the extent permitted hereunder;
     (j) Investments in the CCF Account; provided that no such Investment may be made at any time a Default or Event of Default shall have occurred and be continuing;
     (k) Investments (other than Permitted Acquisitions) by a Credit Party or any Subsidiary thereof in (i) a Subsidiary that is a Credit Party immediately prior to or contemporaneously with the time of such Investment and (ii) a joint venture or a Subsidiary that is not a Credit Party; provided that the aggregate amount of Investments by a Credit Party pursuant to this clause (ii) shall not exceed an aggregate amount of $20,000,000 at any one time outstanding;
     (l) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

     (m) Investments received in lieu of cash in connection with Asset Dispositions to the extent permitted under Section 7.4(a);
     (n) Investments made with respect to the purchase or redemption of the Existing Notes;
     (o) the Transactions;
     (p) loans or advances by the Borrower or any Subsidiary thereof to employees, directors or officers of the Borrower or any Subsidiary thereof to finance the purchase by such employees, directors or officers of Capital Stock of Borrower in an aggregate amount not to exceed $3,500,000 at any time outstanding;
     (q) Investments permitted under Section 7.10; and
     (r) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or Investments made pursuant to this clause shall not exceed an aggregate amount of $25,000,000 at any one time outstanding.
     “Permitted Liens” shall mean:
     (a) Liens created by or otherwise existing under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent (including in its capacity as Mortgage Trustee) on behalf of the Secured Parties;
     (b) Liens in favor of a Hedging Agreement Provider in connection with a Secured Hedging Agreement; provided that such Liens shall secure the Credit Party Obligations and the obligations under such Secured Hedging Agreement on a pari passu basis;
     (c) Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 7.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within one hundred twenty (120) days after the acquisition thereof or the completion of such construction or improvements thereon and (ii) such Lien attaches solely to the property so acquired, constructed or improved in such transaction;
     (d) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP;
     (e) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP;
     (f) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
     (g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (h) easements, rights of way, restrictions, encroachments, declarations, covenants, rights of tenants or parties in possession and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (i) Liens existing on the Closing Date and set forth on Schedule 1.1(b); provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon and accessions thereto and proceeds of the property or assets to which such Lien applies and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals, refinancings and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof (plus unpaid accrued interest, customary fees and premium thereon) or result in an earlier maturity;
     (j) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this definition (other than Liens set forth on Schedule 1.1(b)); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);
     (k) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;
     (l) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;
     (m) restrictions on transfers of securities imposed by applicable Securities Laws;

     (n) Liens arising out of judgments or awards not resulting in an Event of Default; provided that the applicable Credit Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;
     (o) Liens on the property of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in a transaction permitted hereunder securing Indebtedness; provided, however, that any such Lien may not extend to any other property (other than improvements and accessions thereto and proceeds of the assets to which such Lien applies) of any Credit Party or any other Subsidiary that is not a Subsidiary of such Person; provided, further, that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party;
     (p) any interest or title of a lessor, licensor, sublicensor or sublessor under any lease, license, sublicense or sublease (i) in existence as of the Closing Date, (ii) entered into by any Credit Party or any Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed, sublicensed or subleased and (iii) entered into among one or more Credit Parties;
     (q) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;
     (r) Liens on accounts receivable of the Credit Parties and their Subsidiaries created pursuant to factoring arrangements of such accounts receivable pursuant to which such Credit Party or such Subsidiary receives gross proceeds not to exceed $15,000,000 in the aggregate during the term of this Agreement; provided that such gross proceeds represent not less than 80% of the aggregate face amount of the accounts receivable so factored pursuant to any such arrangement;
     (s) Liens created pursuant to (i) leases and subleases of containers or other equipment (other than Vessels) in the ordinary course of business or (ii) charters or subcharters or leases or subleases of Vessels;
     (t) any interest or title of a lessor, charterer, sublessor or subcharterer in any Chartered Vessel or container, or any encumbrances on any such title or interest of such lessor, sublessor or similar Person;
     (u) in the case of Mortgaged Vessels, (i) Liens for crews’ wages remaining unpaid in accordance with reasonable commercial practices; (ii) Liens for salvage (including contract salvage and general average); (iii) Liens incident to current operations, including, without limitation, Liens for repairs, refurbishments, improvements, replacements or additions (except for crews’ wages, salvage and general average) not more than forty-five (45) days past due; (iv) Liens for the wages of a stevedore when employed directly by the owner, operator, master or any agent of such

Vessel; (v) Liens covered by insurance and any deductible applicable thereto; and (vi) Liens for charters or subcharters or leases or subleases; provided that any such Liens described in clause (iii) (other than Liens for necessaries existing on the date of the recording of the applicable Vessel Fleet Mortgage, in an aggregate amount not to exceed $2,000,000 at any time outstanding in connection with the Vessel Fleet Mortgage) and clause (vi) of this paragraph (u) shall be permitted only to the extent they are subordinate to the Lien of the applicable Vessel Fleet Mortgage;
     (v) other Liens filed in respect of any Vessel not otherwise constituting Permitted Liens under clause (c) above; provided that the Credit Party or its Subsidiary shall cause any such Lien to be removed within 30 days of obtaining knowledge thereof except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Credit Party or the applicable Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP, (iii) such contest effectively suspends the enforcement of such Lien securing such obligation and (iv) neither the Vessel nor any interest therein has been arrested by reason thereof or would be in any danger of being sold, forfeited or lost during the pendency of such contest;
     (w) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (x) precautionary UCC financing statements relating solely to operating leases of personal property or consignment of goods entered into in the ordinary course of business;
     (y) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
     (z) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;
     (aa) Liens in favor of the Maritime Administration in respect of guaranties provided thereby of Indebtedness incurred by the Credit Parties and their Subsidiaries for the purposes of acquiring or constructing new Vessels;
     (bb) Liens securing Indebtedness incurred pursuant to Section 7.1(s); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to property of Foreign Subsidiaries;
     (cc) Liens in favor of Bank of Hawaii and its Affiliates on assets of Hawaii Stevedores, Inc. securing Indebtedness provided by Bank of Hawaii and its Affiliates to

Hawaii Stevedores, Inc.; provided that the aggregate principal amount of such Indebtedness shall not exceed $2,500,000 at any time outstanding; and
     (dd) additional Liens so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed $10,000,000 in the aggregate.
     “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date executed by the Credit Parties and Horizon Lines Holding Corp. in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof. The Pledge Agreement shall be substantially in the form attached hereto as Exhibit 1.1(i).
     “Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.
     “Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction.
     “Properties” shall have the meaning set forth in Section 3.10(a).
     “Purchasing Lenders” shall have the meaning set forth in Section 10.6(c).
     “Qualified Preferred Stock” shall mean any Capital Stock of the Borrower so long as the terms of any such Capital Stock (a) (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision and (ii) do not permit such Capital Stock to be converted into Indebtedness, in each case prior to the date which is six (6) months after both the Term Loan Maturity Date and the Revolver Maturity Date and (b) do not require the cash payment of dividends, distributions or other Restricted Payments (i) prior to the date which is six (6) months after both the Term Loan Maturity Date and the Revolver Maturity Date or (ii) that would otherwise be prohibited by the terms of this Agreement.
     “Real Estate Mortgage Instrument” shall mean any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

     “Real Estate Mortgage Policy” shall mean, with respect to any Real Estate Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a title insurance company (the “Title Insurance Company”) selected by the Administrative Agent in an amount satisfactory to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.
     “Real Estate Mortgaged Property” shall mean any owned real property of a Credit Party that has fair market value is in excess of $1,000,000 and is listed on Schedule 3.17(d).
     “Recovery Event” shall mean the theft, loss, physical destruction or damage, taking or similar event with respect to any of the property or assets of the Credit Parties or any of their Subsidiaries (other than obsolete property or assets no longer used or useful in the business of the Credit Parties or any of their Subsidiaries) for which such Credit Party or Subsidiaries has received cash insurance proceeds or condemnation or expropriation award as a result of such theft, loss, physical destruction or damage, taking or similar event; Recovery Event shall include an “Event of Loss” as defined in the Vessel Fleet Mortgage.
     “Register” shall have the meaning set forth in Section 10.6(d).
     “Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.
     “Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.
     “Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.
     “Required Lenders” shall mean, as of any date of determination, two or more Lenders holding at least a majority of (a) the outstanding Revolving Commitments and Term Loan or (b) if the Revolving Commitments have been terminated, the outstanding Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Credit Party Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments.
     “Requirement of Law” shall mean, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” shall mean, for any Credit Party, any duly authorized officer thereof and for which the Administrative Agent has an incumbency certificate indicating such officer is a duly authorized officer thereof.

     “Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earn out obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party or any of its Subsidiaries, (f) the payment by any Credit Party or any of its Subsidiaries of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of such Credit Party or such Subsidiary and (g) any cash payment with respect to Indebtedness convertible into Capital Stock due upon the conversion thereof.
     “Returned Investments” shall mean, with respect to any Investment, the aggregate amount of all payments made in respect of such Investment that have been paid or returned, without restriction, in cash or otherwise to the Person making such Investment.
     “Revolver Maturity Date” shall mean the earlier of (a) the date that is five (5) years following the Closing Date or (b) the date that is six (6) months prior to the maturity date of the 2007 Senior Unsecured Convertible Notes, unless (in the case of this clause (b)) the 2007 Senior Unsecured Convertible Notes are refinanced, or arrangements for the refinance of the 2007 Senior Unsecured Convertible Notes have been made or are being made, in each case on terms and conditions reasonably satisfactory to the Administrative Agent.
     “Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.
     “Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage in its Lender Commitment Letter or in the Assignment Agreement pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).
     “Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).
     “Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment on such date.

     “Revolving Loan” shall have the meaning set forth in Section 2.1.
     “Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrower provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof.
     “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and made publicly available from time to time.
     “Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and made publicly available from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
     “Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002, as amended.
     “SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.
     “Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider, as amended, modified, extended, restated, replaced, or supplemented from time to time.
     “Secured Hedging Obligations” shall mean, without duplication, all of the obligations, indebtedness and liabilities of the Credit Parties to the Hedging Agreement Providers, whenever arising, under the Secured Hedging Agreements, including principal, interest, fees, premiums, scheduled periodic payments, breakage, termination and other payments, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).
     “Secured Parties” shall mean the Administrative Agent (including in its capacity as Mortgage Trustee), the Lenders, the Hedging Agreement Providers and the Bank Product Providers.
     “Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

     “Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     “Security Agreement” shall mean the Security Agreement dated as of the Closing Date executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof. The Security Agreement shall be substantially in the form attached hereto as Exhibit 1.1(j).
     “Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Real Estate Mortgage Instruments, the Vessel Fleet Mortgage and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent (including in its capacity as Mortgage Trustee), Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s or Mortgage Trustee’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.
     “Share Repurchase Program” shall mean the share repurchase program pursuant to which the Borrower may purchase, redeem or otherwise acquire shares of its Capital Stock to the extent permitted by Section 7.10.
     “Shipco” shall mean CSX Alaska Vessel Company, LLC, a Delaware limited liability company and a subsidiary of CSX.
     “Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.
     “Spare Vessel” shall mean a Vessel which, at the time of determination, is then not used in any of the Credit Parties’ or their Subsidiaries’ then current trade or operation.
     “SL Service” shall mean SL Service, Inc., a Delaware corporation and a subsidiary of CSX.
     “Subcharter Agreement” shall mean the Sub-Bareboat Charter Party Respecting 3 Vessels, dated as of July 7, 2004, between Shipco, as charterer, and Horizon Lines, LLC, as subcharterer, as such agreement may from time to time be amended, restated, supplemented, modified or otherwise changed to the extent permitted by the terms of this Agreement.
     “Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms reasonably acceptable to the Administrative Agent.

     “Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.
     “Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).
     “Swingline Lender” shall mean Wachovia and any successor in such capacity.
     “Swingline Loan” shall have the meaning set forth in Section 2.4(a).
     “Swingline Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.
     “Synthetic Lease” shall mean a lease of property or assets designed to permit the lessee (a) to claim depreciation on such property or assets under United States tax law and (b) to treat such lease as an operating lease or not to reflect the leased property or assets on the lessee’s balance sheet under GAAP.
     “Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.
     “Taxes” shall have the meaning set forth in Section 2.18.
     “Term Loan” shall have the meaning set forth in Section 2.2(a).
     “Term Loan Commitment” shall mean, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make its portion of the Term Loan in a principal amount equal to such Term Loan Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount.
     “Term Loan Commitment Percentage” shall mean, for any Term Loan Lender, the percentage identified as its Term Loan Commitment Percentage in its Lender Commitment

Letter, or in the Assignment Agreement pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).
     “Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a).
     “Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a portion of the outstanding Term Loan.
     “Term Loan Maturity Date” shall mean the earlier of (a) the date that is five (5) years following the Closing Date or (b) the date that is six (6) months prior to the maturity date of the 2007 Senior Unsecured Convertible Notes, unless (in the case of this clause (b)) the 2007 Senior Unsecured Convertible Notes are refinanced, or arrangements for the refinance of the 2007 Senior Unsecured Convertible Notes have been made or are being made, in each case on terms and conditions reasonably satisfactory to the Administrative Agent.
     “Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Borrower (if any) in favor of any of the Term Loan Lenders evidencing the portion of the Term Loan provided by any such Term Loan Lender pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.
     “Title Insurance Company” shall have the meaning set forth in the definition of “Real Estate Mortgage Policy”.
     “Total Leverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt of the Credit Parties and their Subsidiaries on such date to (b) Consolidated EBITDA for the four quarter period ending on or immediately prior to such date.
     “Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.15.
     “Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including, without limitation, any thereof referred to in Schedule 3.15 and (b) all renewals thereof including, without limitation, any thereof referred to in Schedule 3.15.
     “Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

     “Transaction Costs” shall mean the fees and expenses incurred by the Borrower and its Subsidiaries in connection with the Transactions.
     “Transactions” shall mean the closing of this Agreement and the other Credit Documents, the purchase of the Existing Notes, the issuance of the 2007 Senior Unsecured Convertible Notes and the other transactions contemplated hereby to occur in connection with such closing and purchase (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).
     “Transfer Effective Date” shall have the meaning set forth in each Assignment Agreement.
     “Transitional Subsidiary” shall mean any Subsidiary formed after the Closing Date solely for the purpose of implementing an asset disposition or a structural transaction (including an acquisition) permitted by this Agreement and which will cease to be a Subsidiary after the consummation of such asset disposition or transaction (which will, in no event, be more than 90 days after the date of the formation of such Subsidiary).
     “Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.
     “UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.
     “Vessel” shall mean any vessel owned, bareboat chartered or operated by the Credit Parties and their Subsidiaries other than Vessels owned by an entity other than a Credit Party and which are managed under Vessel management agreements.
     “Vessel Fleet Mortgage” shall mean the ship mortgage or other security document granting a Lien on a Mortgaged Vessel to secure the Credit Party Obligations. The Vessel Fleet Mortgage shall be substantially in the form attached hereto as Exhibit 1.1(h).
     “Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.
     “Wachovia” shall mean Wachovia Bank, National Association, a national banking association, together with its successors and/or assigns.
     “Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

     Section 1.2 Other Definitional Provisions.
     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.3 Accounting Terms.
     Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited Consolidated financial statements of the Credit Parties and their Subsidiaries delivered to the Lenders; provided that, if the Borrower shall notify the Administrative Agent that it wishes to amend any definitions incorporated in Section 6.1 or Section 6.2 to eliminate the effect of any change in GAAP on the operation of any such definition or provision (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any such definition or provision for such purpose), then the Borrower’s compliance with such provisions shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or provision is amended in a manner satisfactory to the Borrower and the Required Lenders.
     The Borrower shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (a) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (b) a reasonable estimate of the effect on the financial statements on account of such changes in application.

     For purposes of computing the financial covenants set forth in Article VI for any applicable test period, any Permitted Acquisition or sale of assets (including a stock sale), and in each case any related incurrence of Indebtedness, shall be given pro forma effect as if such transaction had taken place as of the first day of such applicable test period.
     Section 1.4 Time References.
     Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     Section 1.5 Conflicts.
     In the event of any conflict between this Agreement and any other Credit Document, this Agreement shall control.
ARTICLE II
THE LOANS; AMOUNT AND TERMS
     Section 2.1 Revolving Loans.
     (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount at any one time outstanding of up to TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.7 or increased pursuant to Section 2.5, the “Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus Swingline Loans plus LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date, may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

     (b) Revolving Loan Borrowings.
     (i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 1 P.M. on the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day (unless the applicable Lenders shall agree to a shorter period) prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof (in which case the portion of each shall be specified), and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one (1) month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.
     (ii) Minimum Amounts. Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $500,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).
     (iii) Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10.2, or at such other office as the Administrative Agent may designate in writing, upon reasonable advance notice by 3:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office (or such other account that the Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

     (c) Repayment. Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period. The principal amount of all Revolving Loans shall be due and payable in full on the Revolver Maturity Date, unless accelerated sooner pursuant to Section 8.2. The Borrower shall have the right, upon notice, to repay Revolving Loans in whole or in part from time to time; provided, however; that each partial repayment of a Revolving Loan shall be in a minimum principal amount of $500,000 and integral multiples of $500,000 in excess thereof (or the remaining outstanding principal amount).
     (d) Interest. Subject to the provisions of Section 2.9, Revolving Loans shall bear interest as follows:
     (i) Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and
     (ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.
     Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.
     (e) Revolving Notes; Covenant to Pay. The Borrower’s obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender’s request, by a duly executed promissory note of the Borrower to such Revolving Lender in substantially the form of Exhibit 2.1(e). The Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement and the Revolving Note or Revolving Notes.
     Section 2.2 Term Loan.
     (a) Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Term Loan Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date such Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Term Loan”) in the aggregate principal amount of ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000) (the “Term Loan Committed Amount”) for the purposes hereinafter set forth. Upon receipt by the Administrative Agent of the proceeds of the Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 10.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the

Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). The Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request; provided, however, that the Term Loan made on the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Term Loan may not be reborrowed.
     (b) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in twenty (20) consecutive quarterly installments as follows, with the balance due on the Term Loan Maturity Date, unless accelerated sooner pursuant to Section 8.2:

Principal Amortization Payment	Term Loan Principal Amortization
Dates	Payment
December 31, 2007	$1,562,500
March 31, 2008	$1,562,500
June 30, 2008	$1,562,500
September 30, 2008	$1,562,500
December 31, 2008	$1,562,500
March 31, 2009	$1,562,500
June 30, 2009	$1,562,500
September 30, 2009	$1,562,500
December 31, 2009	$4,687,500
March 31, 2010	$4,687,500
June 30, 20010	$4,687,500
September 30, 2010	$4,687,500
December 31, 2010	$4,687,500
March 31, 2011	$4,687,500
June 30, 20011	$4,687,500
September 30, 2011	$4,687,500
December 31, 2011	$18,750,000
March 31, 2012	$18,750,000
June 30, 2012	$18,750,000
August 8, 2012	$18,750,000 or the remaining principal amount of the Term Loan.
     (c) Interest on the Term Loan. Subject to the provisions of Section 2.9, the Term Loan shall bear interest as follows:
     (i) Alternate Base Rate Loans. During such periods as the Term Loan shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate

Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and
     (ii) LIBOR Rate Loans. During such periods as the Term Loan shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.
     Interest on the Term Loan shall be payable in arrears on each Interest Payment Date.
     (d) Term Loan Notes; Covenant to Pay. The Borrower’s obligation to pay each Term Loan Lender shall be evidenced by this Agreement and, upon such Term Loan Lender’s request, by a duly executed promissory note of the Borrower to such Term Loan Lender in substantially the form of Exhibit 2.2(d). The Borrower covenants and agrees to pay the Term Loans in accordance with the terms of this Agreement and the Term Note or Term Notes.
     Section 2.3 Letter of Credit Subfacility.
     (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, standby Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed FIFTY MILLION DOLLARS ($50,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for any lawful corporate purposes and shall be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Revolver Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Each Letter of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as approved by the Issuing Lender.

     (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least three (3) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.
     (c) Participations. Each Revolving Lender, upon issuance of any other Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit in accordance with subsection (e) below; provided that any Person that becomes a Lender after the Closing Date shall be deemed to have purchased a Participation Interest in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.
     (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the ABR Default Rate. Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. The Borrower’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent (in accordance with subsection (e) below) for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date such amount is due from the Revolving Lender, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 8.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 8.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M. on a Business Day, otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory LOC Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Revolving Lender shall fail to fund its Participation Interest on the day the Mandatory LOC Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.
     (f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.
     (g) ISP98. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.
     (h) Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application), this Agreement shall control.
     (i) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including without limitation Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s Reimbursement Obligations hereunder with respect to such Letter of Credit.

     Section 2.4 Swingline Loan Subfacility.
     (a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed TWENTY MILLION DOLLARS ($20,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.
     (b) Swingline Loan Borrowings.
     (i) Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Borrower not later than 2:00 P.M. on any Business Day requesting that a Swingline Loan be made, the Swingline Lender will make Swingline Loans available to the Borrower on the same Business Day such request is received by the Administrative Agent. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $100,000 in excess thereof.
     (ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Revolver Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one (1) Business Day prior to each of (A) the Revolver Maturity Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 8.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Revolving Lender hereby irrevocably agrees to make its Revolving Commitment Percentage of such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount specified in the preceding sentence on the date such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M. on a Business Day, otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 8.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate. The Borrower shall have the right to repay the Swingline Loan in whole or in part from time to time; provided, however; that each partial repayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount).
     (c) Interest on Swingline Loans. Subject to the provisions of Section 2.9, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.
     (d) Swingline Note; Covenant to Pay. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.4(d). The Borrower covenants and agrees to pay the Swingline Loans in accordance with the terms of this Agreement and the Swingline Note.

     Section 2.5 Incremental Facility.
     Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time (but not to exceed four (4) increases in the aggregate) during the Commitment Period, to incur additional Indebtedness under this Credit Agreement in the form of term loans (each an “Incremental Term Loan”) and/or increases to the Revolving Committed Amount (each, an “Incremental Revolver”; each Incremental Term Loan and Incremental Revolver, an “Incremental Facility”) by an aggregate amount of up to $150,000,000. The following terms and conditions shall apply to each Incremental Facility: (i) the loans made under any such Incremental Facility (each an “Additional Loan”) shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (ii) any such Additional Loans (1) made pursuant to an Incremental Revolver shall have the same terms as the existing Revolving Loans and shall be considered Revolving Loans hereunder and (2) made pursuant to an Incremental Term Loan shall have a maturity date no sooner than the Term Loan Maturity Date, a weighted average life to maturity no shorter than the weighted average life to maturity of the Term Loan and such other terms and documentation that, to the extent not consistent with the Term Loan, will be reasonably satisfactory to the Administrative Agent at the time of such Incremental Term Loan, (iii) any such Incremental Facility shall be in a minimum principal amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof, (iv) the proceeds of any Additional Loan will be used for the purposes set forth in Section 3.11, (v) the Borrower shall execute such promissory notes as are necessary to reflect the Additional Loans under any such Incremental Facility, (vi) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (vii) the Administrative Agent shall have received an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent, (viii) the Credit Parties and the Mortgage Trustee shall enter into contemporaneously with such Incremental Facility becoming effective an amendment to the Vessel Fleet Mortgage to increase the amount of Credit Party Obligations secured thereby by the amount of the Incremental Facility and (ix) the Administrative Agent shall have received from the Borrower updated financial projections and an officer’s certificate, in each case in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Incremental Facility and the borrowings thereunder on a Pro Forma Basis, the Borrower will be in compliance with the financial covenants set forth in Article VI, and no Default or Event of Default shall exist. Participation in the Incremental Facility shall be offered first to each of the existing Lenders, but each such Lender shall have no obligation to provide all or any portion of the Incremental Facility and the failure of a Lender to respond to such offer within the specified period of time shall be deemed a rejection of such offer by such Lender. If the amount of the Incremental Facility requested by the Borrower shall exceed the commitments which the existing Lenders are willing to provide with respect to such Incremental Facility, then the Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Credit Agreement as Lenders hereunder for the portion of such Incremental Facility not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of any new Incremental Facility therein.
     Section 2.6 Fees.
     (a) Commitment Fee. In consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Revolving Committed Amount. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.
     (b) Letter of Credit Fees. In consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders (including Lenders holding a Participation Interest in LOC Obligations), a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall each be payable quarterly in arrears on the last Business Day of each calendar quarter.
     (c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.
     (d) Administrative Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.
     Section 2.7 Commitment Reductions.
     (a) Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than three (3) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable)

of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $500,000 or a whole multiple of $500,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount then in effect.
     (b) Swingline and LOC Committed Amounts. If the Revolving Committed Amount is reduced pursuant to Section 2.7(a) to an amount which is less than the then current Swingline Committed Amount and/or LOC Committed Amount, the Swingline Committed Amount and/or LOC Committed Amount, as applicable, shall automatically be reduced by an amount such that the Swingline Committed Amount and/or LOC Committed Amount, as applicable, equals the Revolving Committed Amount.
     (c) Maturity Date. The Revolving Commitments, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Revolver Maturity Date.
     Section 2.8 Prepayments.
     (a) Optional Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of a Term Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining outstanding principal amount). The Borrower shall give three (3) Business Days’ irrevocable notice of prepayment in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). To the extent that the Borrower elects to prepay the Term Loans, amounts prepaid under this Section shall be applied as directed by the Borrower. Within the foregoing parameters, prepayments under this Section shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.17(a), but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.
     (b) Mandatory Prepayments.
     (i) Revolving Committed Amount. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Revolving Committed Amount, the Borrower shall immediately prepay the Loans or, if necessary after repayment of the Loans, cash collateralize the LOC

Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (v) below).
     (ii) Asset Dispositions. Promptly following any Asset Disposition (or related series of Asset Dispositions) in excess of $5,000,000 in the aggregate during any fiscal year, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (v) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower (A) deposits such Net Cash Proceeds in the CCF Account; provided that, so long as the Consolidated Senior Secured Leverage Ratio is equal to or greater than 2.5 to 1.0, the aggregate amount of Net Cash Proceeds deposited in any fiscal year shall not exceed the sum of $10,000,000 plus any amount of such limit from the immediately preceding fiscal year which is unused or (B) delivers to the Administrative Agent a certificate stating that the Credit Parties intend to use such Net Cash Proceeds to acquire assets useful to the business of the Credit Parties (which assets do not need to be of the same type as the assets sold or otherwise disposed of to generate such Net Cash Proceeds to the extent the new assets constitute Collateral) within 365 days of the receipt of such Net Cash Proceeds (or within 730 days for any portion of the proceeds that are used to finance the construction of a Vessel, but only to the extent that construction of such Vessel has begun or a contract therefor has been entered into within 365 days of the receipt of such Net Cash Proceeds), it being expressly agreed that Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and/or cash collateralize the LOC Obligations immediately thereafter (such prepayment to be applied as set forth in clause (v) below).
     (iii) Debt Issuances. Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to fifty percent (50%) of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (v) below); provided, so long as no Default or Event of Default has occurred and is continuing, no such prepayment shall be required if (i) after giving effect to the incurrence of such Indebtedness, the Consolidated Senior Secured Leverage Ratio is less than or equal to 2.25 to 1.0 on a Pro Forma Basis or (ii) the proceeds of the Debt Issuance are used to consummate a Permitted Acquisition or for capital expenditures.
     (iv) Recovery Event. Immediately upon receipt by any Credit Party or any of its Subsidiaries of proceeds from any Recovery Event in excess of $5,000,000, the Borrower shall prepay the Loans and/or cash collateralize LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Recovery Event (such prepayment to be applied as set forth in clause (v) below); provided, however, that, so long as no Default or Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that the Credit Parties intend to use such Net Cash Proceeds to acquire assets useful to the business of the Credit Parties (which assets do not need to be of the same type as the assets subject to such Recovery Event to the extent the new assets constitute Collateral) within 365 days of the receipt of such Net Cash Proceeds (or within 730 days for any portion of the proceeds that are used to finance the construction of a Vessel, but only to the extent that construction of such Vessel has begun or a contract therefor has been entered into within 365 days of the receipt of such Net Cash Proceeds), it being expressly agreed that Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and/or cash collateralize the LOC Obligations immediately thereafter (such prepayment to be applied as set forth in clause (v) below).
     (v) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be applied in the following order:
     (A) with respect to all amounts prepaid pursuant to Section 2.8(b)(i), (1) first to the outstanding Swingline Loans, (2) second to the outstanding Revolving Loans and (3) third to cash collateralize LOC Obligations; and
     (B) with respect to all amounts prepaid pursuant to Sections 2.8(b)(ii) through (iv), (1) first to the Term Loan ((i) first to the next four scheduled principal payments and (ii) then ratably to the remaining amortization payments thereof), (2) second to the Swingline Loans (without a corresponding reduction of the Swingline Committed Amount), (3) third to the Revolving Loans (without a corresponding reduction of the Revolving Committed Amount) and (4) fourth to a cash collateral account in respect of LOC Obligations (without a corresponding reduction of the LOC Committed Amount). Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty.
     (c) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrower’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

     Section 2.9 Default Rate and Payment Dates.
     (a) If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.10 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.
     (b) (i) If all or a portion of the principal amount of any LIBOR Rate Loan shall not be paid when due, such overdue amount shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto plus 2%, until the end of the Interest Period applicable thereto, and thereafter at a rate per annum which is equal to the Alternate Base Rate plus the sum of the Applicable Percentage then in effect for Alternate Base Rate Loans and 2% (the “ABR Default Rate”) or (ii) if any interest payable on the principal amount of any Loan or any fee or other amount, including the principal amount of any Alternate Base Rate Loan, payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the ABR Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment). (A) Upon the occurrence, and during the continuance of a Bankruptcy Event and (B) upon the occurrence, and during the continuance, of any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is (A) in the case of principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of interest, fees or other amounts, the ABR Default Rate (after as well as before judgment).
     (c) Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.
     Section 2.10 Conversion/Extension Options.
     (a) The Borrower may, in the case of Revolving Loans and the Term Loan, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three (3) Business Days prior to the proposed date of conversion. In addition, the Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 1:00 P.M. one (1) Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. LIBOR Rate Loans may only be converted to Alternate Base Rate

Loans on the last day of the applicable Interest Period and only if no prior notice of continuation thereof as a LIBOR Rate Loan has been given within the required time period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $500,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $500,000 in excess thereof.
     (b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.10(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.
     Section 2.11 Computation of Interest and Fees; Usury.
     (a) Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

     (c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.
     Section 2.12 Pro Rata Treatment and Payments.
     (a) Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Unless otherwise required by the terms of this Agreement, each payment under this Agreement or any Note shall be applied as directed by the Borrower, or if no such directions is given, first, to any fees then due and owing by the Borrower pursuant to Section 2.6, second, to interest then due and owing hereunder and under the Notes of the Borrower and, third, to principal then due and owing hereunder and under the Notes of the Borrower. Each payment on account of any fees pursuant to Section 2.6 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fees and the Issuing Lender Fees). Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Revolving Loans and on the Term Loans, as applicable, shall be applied to such Loans, as applicable, on a pro rata basis. Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 2.8(a) to such Loans on a pro rata basis according to the respective principal amounts outstanding. Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.8(b) to such Loans on a pro rata basis according to the respective principal amounts outstanding. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 10.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
     (b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.9) by the Administrative Agent or the Lenders pursuant to Section 8.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent, any Lender, any Bank Product Provider or any Hedging Agreement Provider on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;
     SECOND, to the payment of any fees owed to the Administrative Agent and the Issuing Lender

     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;
     FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;
     FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;
     SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses ”FIRST” through “FIFTH” above; and
     SEVENTH, to the payment of the surplus, if any, to the Borrower or whoever may be lawfully entitled to receive such surplus.
     In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and any Hedging Agreement Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender (each Revolving Lender being deemed to “hold” its Participation Interests in LOC Obligations and Swingline Loans) or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans and LOC Obligations and obligations payable under all Secured Hedging Agreements) of amounts available to be applied pursuant to clauses ”THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section. Notwithstanding the foregoing terms of this Section, only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Secured Hedging Agreement.

     Section 2.13 Non-Receipt of Funds by the Administrative Agent.
     (a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 10.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.5(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     Section 2.14 Inability to Determine Interest Rate.
     Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.
     Section 2.15 Illegality.
     Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law after the date of this Agreement or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent, on behalf of such Lender, shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate setting forth in reasonable detail additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of such Lender’s rights to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this section 2.15 for any claim for reimbursement made by such Lender more than 90 days after the officers of such Lender charged with the administration hereof became aware of the incurrence of the costs for which it is submitting a claim.
     Section 2.16 Requirements of Law; Yield Protection.
     (a) If the adoption of or any change in any Requirement of Law after the date of this Agreement or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
     (i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any Participation Interest therein, or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender and Taxes subject to the provisions of Section 2.17);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or the Letters of Credit or the Participation Interests therein or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Credit Parties shall pay such Lender, within 30 days after receipt of written notice, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans or Letters of Credit. A certificate as to any additional amounts payable pursuant to this Section (setting forth in reasonable detail such amounts and the basis for the determination of such amounts) submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.
     (b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law after the date of Agreement regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within thirty (30) days after demand by such Lender, the Credit Parties shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction suffered from and after the date that is 90 days before the day such Lender first notifies the Borrower thereof and requests compensation (or suffered since the effective date of such change in a Requirement of Law to the extent such change is given retroactive effect). Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation and the resulting computation thereof, all in reasonable detail), through the Administrative Agent, to the Borrower shall be conclusive absent manifest error.
     (c) The agreements in this Section shall survive the termination of this Agreement and payment of the Credit Party Obligations.

     (d) Failure of delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.16 shall not constitute a waiver of such Lender’s rights to demand such compensation.
     Section 2.17 Indemnity; Eurocurrency Liabilities.
     (a) The Credit Parties hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by the Borrower in accepting a borrowing after the Borrower has given a notice in accordance with the terms hereof, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by the Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate setting forth in reasonable detail as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrower (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Agreement and payment of the Credit Party Obligations.
     (b) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such LIBOR Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Loan, provided the Borrower shall have received at least thirty (30) days prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender showing in reasonable detail the basis therefor and the computation thereof. If a Lender fails to give notice thirty (30) days prior to the relevant interest payment date, such additional interest shall be due and payable thirty (30) days from receipt of such notice.
     Section 2.18 Taxes.
     (a) All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental

Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax imposed on or measured by the net income or profits (however denominated and including franchise taxes related to income or profits) of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and (ii) any branch tax profits imposed by the United States of America or any similar tax imposed by any other jurisdiction) and all interest, penalties or additions to tax with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes” and all such excluded taxes referred to collectively as “Excluded Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the Borrower or such other evidence of payment reasonably satisfactory to the Lenders. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request (which shall specify in reasonable detail the nature and amount of such Taxes), for the amount of any Taxes so levied or imposed and paid by such Lender. Nothing contained in this Section shall require a Lender to make available its tax returns or provide any information relating to its taxes which it reasonably deems confidential. Upon becoming aware of any taxes, levies, imposts, duties, fees, assessments or other charges for which the Borrower will be required to indemnify a Lender or the Administrative Agent in accordance with the terms of Section 2.16 or this Section 2.18, the Administrative Agent will use reasonable efforts to notify the Borrower thereof; provided that failure of the Administrative Agent to so notify the Borrower shall not result in any liability to the Administrative Agent.
     (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date (or, with respect to any Lender that is no longer considered a United States person because it has booked its Loans in a foreign jurisdiction, on or prior to the date such Lender is no longer considered a United States person), or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.6(c) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY with appropriate attachments (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY with appropriate attachments as set forth in clause (i)

above, or (x) a certificate in substantially the form of Exhibit 2.17 (any such certificate, a “Tax Exempt Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. Each Lender that is a United States person as that term is defined in Section 7701(a)(30) of the Code , other than a Lender that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii), hereby agrees that it shall, no later than the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant Section 10.6(c), on the date of such assignment or transfer to such Lender, deliver to the Borrower and the Administrative Agent two accurate, complete and signed copies of Internal Revenue service Form W-9 or successor form, certifying that such Lender is not subject to United States backup withholding tax. In addition, each Lender agrees that, to the extent that it may lawfully do so, it will deliver updated versions of the foregoing, as applicable, (i) whenever the previous certification has become inaccurate in any material respect or (ii) at any time reasonably requested by the Borrower or the Administrative Agent, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued complete exemption from United States withholding tax with respect to payments under this Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States or to indemnify such Lender for any withholding Taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the date the Lender becomes a party to this Agreement (or becomes a Participant pursuant to Section 10.6(b)) in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.
     (c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this

Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable discretion to be material.
     (d) If the Borrower pays any additional amount pursuant to this Section with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause material adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower. In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section to the Borrower or any other party.
     (e) The agreements in this Section shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.
     Section 2.19 Indemnification; Nature of Issuing Lender’s Duties.
     (a) In addition to its other obligations under Section 2.3, the Credit Parties hereby agree to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit (including, without limitation, any claims by any beneficiary of a Letter of Credit) or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).
     (b) As between the Credit Parties, the Issuing Lender and each Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit or any drawing thereunder, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason;

(iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.
     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Credit Parties. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.
     (d) Nothing in this Section is intended to limit the Reimbursement Obligation of the Borrower contained in Section 2.3(d) hereof. The obligations of the Credit Parties under this Section shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Agreement.
     (e) Notwithstanding anything to the contrary contained in this Section, the Credit Parties shall have no obligation to indemnify the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.
     Section 2.20 Replacement of Lenders.
     If (a) a Lender requests compensation under Section 2.16, (b) the Borrower is required to pay any additional amount to a Lender or a Governmental Authority for the account of a Lender pursuant to Section 2.18, (c) a Lender defaults in its obligation to fund Loans hereunder or (d) a Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Credit Document that requires the consent of each Lender and that has been approved by the

Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.6(e);
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in any Swingline Loan and in unreimbursed drawings under any Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;
     (iv) such assignment does not conflict with applicable Requirements of Laws; and
     (v) in the case of any such assignment resulting from a Lender’s failure to consent to a proposed amendment, waiver, consent or release with respect to any Credit Document, such proposed amendment, waiver, modification and/or waiver shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with Section).
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

     Section 3.1 Financial Condition.
     (a) (i) The audited Consolidated financial statements of the Credit Parties and their Consolidated Subsidiaries for the fiscal years ended December 26, 2004, December 25, 2005 and December 24, 2006, together with the related Consolidated statements of income or operations, equity and cash flows for the fiscal years ended on such dates, (ii) the unaudited Consolidated financial statements of the Credit Parties and their Consolidated Subsidiaries for each quarterly period ended since the last audited financial statements for which financial statements are available, together with the related Consolidated statements of income or operations and equity for such quarterly periods and (iii) the Consolidated financial statements for the Credit Parties and their Subsidiaries for the four fiscal quarter period most recently ended prior to the Closing Date for which financial statements are available giving pro forma effect to the Transactions and the Consolidated balance sheet of the Credit Parties and their Subsidiaries as of the Closing Date giving pro forma effect to the Transactions:
     (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes);
     (B) fairly present in all material respects the financial condition of the Credit Parties and their Subsidiaries, as applicable, as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments) and results of operations for the period covered thereby; and
     (C) show or disclose all material Indebtedness and other liabilities, direct or contingent, of the Credit Parties and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and contingent obligations.
     (b) The five-year projections of the Credit Parties and their Subsidiaries delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon reasonable assumptions (it being understood that forecasts and projections are subject to many contingencies and risk factors and actual results may vary materially from the forecasts and the projections).
     Section 3.2 No Material Adverse Effect.
     Since December 24, 2006 (and in addition, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

     Section 3.3 Corporate Existence; Compliance with Law.
     Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business except to the extent where failure to comply with this subsection (b) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such jurisdiction could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or operations of the Credit Parties and their Subsidiaries in such jurisdiction and (d) is in compliance with all Requirements of Law, organizational documents, government permits and government licenses except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Credit Parties are organized and qualified to do business as of the Closing Date are described on Schedule 3.3.
     Section 3.4 Corporate Power; Authorization; Enforceable Obligations.
     Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     Section 3.5 No Legal Bar; No Default.
     The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of proceeds of the Loans (a) will not violate any Requirement of Law or any material approval or material consent from any Governmental Authority relating to any Credit Party or Subsidiary except to the extent such violation of any Requirement of Law could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties or any Contractual Obligation of any Credit Party (except those as to which waivers of consent have been obtained) except to the extent such conflict, breach or default of any Contractual Obligation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or material Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens.
     Section 3.6 No Material Litigation.
     No litigation, investigation, criminal prosecution, imposition of criminal or civil fines and penalties, or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties, threatened in writing by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Extension of Credit or any of the transactions contemplated hereby, or (b) which could reasonably be expected to have a Material Adverse Effect. No permanent injunction, temporary restraining order or similar decree has been issued against a Credit Party or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.
     Section 3.7 Investment Company Act.
     No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     Section 3.8 Margin Regulations.
     No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.
     Section 3.9 ERISA.
Except as could not reasonably be expected to have a Material Adverse Effect:
     (a) Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan or, to the Credit Parties’ knowledge, any Multiemployer Plan and each Single Employer Plan and, to the Credit

Parties’ knowledge, each Multiemployer Plan, has complied in all material respects with the applicable provisions of ERISA and the Code;
     (b) no termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan (other than a Permitted Lien) has arisen on the assets of the Credit Parties or any Commonly Controlled Entity, during the five-year period prior to the Closing Date;
     (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; and
     (d) neither any Credit Party nor any Commonly Controlled Entity is currently liable for a complete or partial withdrawal from a Multiemployer Plan.
     Section 3.10 Environmental Matters.
Except as could not be reasonably expected to have a Material Adverse Effect:
     (a) The facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability on behalf of any Credit Party under, any Environmental Law;
     (b) The Properties, including the Vessels, and all operations of the Credit Parties and/or their Subsidiaries at the Properties or respecting the Vessels are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties, including the Vessels, or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”);
     (c) Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability on behalf of any Credit Party with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties or their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened;
     (d) Materials of Environmental Concern have not been transported or disposed of from the Properties, including the Vessels, in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability on behalf of any Credit Party under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties or from the Vessels in violation of, or in a manner that could reasonably be expected to give rise to liability on behalf of any Credit Party under, any applicable Environmental Law;
     (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties, including the Vessels, or the Business or otherwise, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties, including the Vessels, or the Business or otherwise; and
     (f) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, including the Vessels, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties, including the Vessels, or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability on behalf of any Credit Party under Environmental Laws.
     Section 3.11 Use of Proceeds.
     The proceeds of the Extensions of Credit shall be used by the Borrower solely (a) to refinance certain existing Indebtedness of the Credit Parties and their Subsidiaries, (b) to pay any costs, fees and expenses associated with this Agreement and the Transactions on the Closing Date, and (c) for working capital and other general corporate purposes of the Credit Parties and their Subsidiaries, including Permitted Acquisitions.
     Section 3.12 Subsidiaries; Joint Ventures; Partnerships.
     Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries, joint ventures and partnerships of the Credit Parties as of the Closing Date. Information on the attached Schedule includes the following: (a) the number of shares of each class of Capital Stock or other equity interests outstanding; (b) the number and percentage of outstanding shares of each class of Capital Stock owned by the Borrower or any of its Subsidiaries; and (c) the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as contemplated in connection with the Credit Documents, the 2007 Senior Unsecured Convertible Notes and options and warrants related thereto issued from time to time.

     Section 3.13 Ownership.
     Each of the Credit Parties and its Subsidiaries is the owner of all of its respective personal and real property and has good and marketable title to or a valid leasehold interest in, all of its respective personal and real property (except for minor defects in title in property that do not materially interfere with its ability to conduct its business as currently conducted or to use such properties for their intended purposes), which, together with assets leased or licensed by the Credit Parties and their Subsidiaries, represents all assets in the aggregate material to the conduct of the business of the Credit Parties and their Subsidiaries, and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens. Each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.
     Section 3.14 Taxes.
     Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all material income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent, (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (iii) which the failure to pay could not reasonably be expected to have a Material Adverse Effect. None of the Credit Parties or their Subsidiaries is aware as of the Closing Date of any material proposed tax assessments against it or any of its Subsidiaries.
     Section 3.15 Intellectual Property Rights.
     Each of the Credit Parties and its Subsidiaries owns, or has the legal right to use, all Intellectual Property, tradenames, technology, know-how and processes necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.15 is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Credit Parties and its Subsidiaries or that each of the Credit Parties or any of its Subsidiaries has the right to use as of the Closing Date (including name/title, current owner, registration or application number, and registration or application date). Except as disclosed in Schedule 3.15 hereto, (a) each Credit Party has the right to use its Intellectual Property in perpetuity and without payment of royalties, (b) all registrations with Governmental Authorities in respect of such Intellectual Property are valid and in full force (c) there are no restrictions on the direct or indirect transfer of any Contractual Obligation, or any interest therein, held by any of the Credit Parties in respect of such Intellectual Property which has not been obtained. None of the Credit Parties is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use its Intellectual Property; no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Credit Parties or any of their Subsidiaries know of any such claim; and, to the knowledge of the Credit Parties or any of their Subsidiaries, the use of such Intellectual Property by any of the

Credit Parties or any of its Subsidiaries does not infringe on the rights of any Person. The Credit Parties have recorded or deposited with and paid to the United States Copyright Office, the Register of Copyrights, the Copyrights Royalty Tribunal or other Governmental Authority, all notices, statements of account, royalty fees and other documents and instruments required under the terms and conditions of any Contractual Obligation of the Credit Parties and/or under Title 17 of the United States Code and the rules and regulations issued thereunder (collectively, the “Copyright Act”), and are not liable to any Person for copyright infringement under the Copyright Act or any other law, rule, regulation, contract or license as a result of their business operations.
     Section 3.16 Solvency.
     After giving effect to the Transactions, (a) the Credit Parties, on a consolidated basis, are solvent and are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (b) the fair saleable value of the Credit Parties’ assets taken as a whole, measured on a going concern basis, exceeds all probable liabilities of the Credit Parties, including those to be incurred pursuant to this Agreement. After giving effect to the Transactions, none of the Credit Parties (i) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (ii) has incurred, or believes that it will incur debts beyond its ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.
     Section 3.17 Location of Collateral.
     Set forth on Schedule 3.17(a) is a list of all Properties that are real properties of the Credit Parties and their Subsidiaries as of the Closing Date with a fair market value in excess of $1,000,000, with street address, county and state where located. Set forth on Schedule 3.17(b) is a list of all locations where any tangible personal property in excess of $1,000,000 (other than Vessels and containers) of the Credit Parties and their Subsidiaries is located as of the Closing Date, including county and state where located. Set forth on Schedule 3.17(c) is the state of incorporation or organization, the chief executive office, the principal place of business, the tax identification number and organization identification number of each of the Credit Parties and their Subsidiaries as of the Closing Date.
     Section 3.18 No Burdensome Restrictions.
     None of the Credit Parties or their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     Section 3.19 Brokers’ Fees.
     None of the Credit Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than (a) the closing and other fees payable pursuant to this Agreement and as set forth in the Fee Letter and (b) fees and expenses associated with the issuance of the 2007 Senior Unsecured Convertible Notes.
     Section 3.20 Labor Matters.
     There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date, other than as set forth in Schedule 3.20 hereto, and as of the Closing Date none of the Credit Parties or their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, or (b) has knowledge of any potential or pending strike, walkout or work stoppage, which, in the case of clauses (a) and (b) above, could not reasonably be expected, individually, or in the aggregate, to have a Material Adverse Effect. As of the Closing Date, no unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries that if adversely decided could reasonably be expected to have a Material Adverse Effect.
     Section 3.21 Accuracy and Completeness of Information.
     All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent, the Bookrunners or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, when delivered was, is or will be (as applicable) true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to any Credit Party or any of its Subsidiaries which, individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Credit Parties and their Subsidiaries furnished to the Administrative Agent and the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and the Lenders.
     Section 3.22 Insurance.
     The insurance coverage of the Credit Parties and their Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.22 and such insurance coverage complies with the requirements set forth in Section 5.5(b).
     Section 3.23 Security Documents.
     (a) The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, and the recordation of the Real Estate Mortgage Instruments, in each case in favor of the Administrative Agent, on behalf of the Secured Parties, or (b) the Administrative Agent obtaining Control (as defined in the Security Agreement) or possession over those items of Collateral in which a security interest is perfected through Control or possession) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.
     (b) Each Vessel Fleet Mortgage in favor of the Mortgage Trustee, for the benefit of the Secured Parties, is effective to create a legal, valid and enforceable Lien on all the applicable mortgagor’s right, title and interest in and to the whole of the Mortgaged Vessels covered thereby and the proceeds thereof, and when the Vessel Fleet Mortgage is filed for recording, and recorded, with the National Vessel Documentation Center of the United States Coast Guard, each Vessel Fleet Mortgage shall constitute, as of the date and time of filing, a first “preferred mortgage” on the Mortgaged Vessels covered thereby in favor of the Mortgage Trustee for the ratable benefit of the Secured Parties under Chapter 313 of Title 46 of the United States Code, as amended, having the effect and with the priority provided in such Act, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Permitted Liens.
     Section 3.24 Classification of Senior Indebtedness.
     The Credit Party Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.
     Section 3.25 Anti-Terrorism Laws.
     Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
     Section 3.26 Compliance with OFAC Rules and Regulations.
     None of the Credit Parties or their Subsidiaries or their respective Affiliates (a) is a Sanctioned Person, (b) has more than 15% of its assets in Sanctioned Countries, or (c) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be knowingly used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
     Section 3.27 Compliance with FCPA.
     Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.
     Section 3.28 Consent; Governmental Authorizations.
     No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit by the Borrower or the making of the Guaranty hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents).
     Section 3.29 Vessels.
     Schedule 3.29 sets forth, as of the Closing Date, for each Vessel, (a) its name, (b) its owner, (c) the arrangements (including intercompany arrangements) pursuant to which the Vessel is chartered or operated by any Credit Party or Subsidiary as of the Closing Date, (d) its class description, (e) the name of its classification society, (f) its shipyard and year in which the Vessel was constructed and (g) any and all applicable Chartered Vessel Documents. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, the Credit Parties and their Subsidiaries own or are licensed or otherwise have the right to use all Vessels. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, each Vessel (i) is adequate and suitable for use by such Credit Party or Subsidiary in its business as presently conducted by it, ordinary wear and tear and depreciation excepted; (ii) is seaworthy for hull and machinery insurance warranty purposes; (iii) is insured in accordance with the Vessel Fleet Mortgage and each of the arrangements pursuant to which the Vessel is chartered or operated by the Borrower as set forth in Schedule 3.29; (iv) is in compliance with any applicable Chartered Vessel Documents covering such Vessel; (v) is in compliance with all Federal, state, local or foreign statutes, laws, regulations, ordinances, rules, judgments, orders, code and decrees, or rule of common law (including Environmental Laws) as are applicable to Vessels documented under U.S. flag and operated in the manner operated by a Credit Party or any Subsidiary in accordance with past practice; and (vi) is, assuming in the case of Chartered Vessels only that the relevant owner participant, the relevant owner trustee and Shipco under the applicable Chartered Vessel Documents are “citizens of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended (46 U.S.C. § 50501 (a) and (d)), qualified to operate in the coastwise trade of the United States, properly documented and is in compliance with the requirements of its present class and classification society. Except as set forth in Schedule 3.29, as of the Closing Date, all of the Vessels are in class.
     Section 3.30 Qualification.
     Each of the Credit Parties and their Subsidiaries is (a) a “citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended (46 U.S.C. § 50501(a) and (d)). Each of the Mortgaged Vessels is duly documented in the name of the respective Credit Party or Subsidiary and duly qualified for the coastwise trade of the United States. Each of the Vessels covered by a Chartered Vessel Document is duly documented (or upon delivery by the shipyard building the same will be duly documented) in the name of the owner thereof and the relevant Chartered Vessel Documents are or shall be in full force and effect.
ARTICLE IV
CONDITIONS PRECEDENT
     Section 4.1 Conditions to Closing Date.
     This Agreement shall become effective upon, and the obligation of each Lender to make the Term Loan and the initial Revolving Loans on the Closing Date is subject to, the satisfaction or waiver of the following conditions precedent:
     (a) Execution of Credit Agreement; Credit Documents and Lender Consents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a Revolving Note, (iii) for the account of each Term Loan Lender requesting a promissory note, a Term Loan Note, (iv) for the account of the Swingline Lender, the Swingline Note, (v) counterparts of the Security Agreement, the Pledge Agreement and each Real Estate Mortgage Instrument, if any, and Vessel Fleet Mortgage, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable and (vi) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto.
     (b) Authority Documents. The Administrative Agent shall have received the following:
     (i) Articles of Incorporation/Charter Documents. Copies of the articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and

(B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.
     (ii) Resolutions. Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents in form and substance reasonably satisfactory to the Administrative Agent, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.
     (iii) Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.
     (iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.
     (v) Incumbency. An incumbency certificate of each Credit Party certified by an officer (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) to be true and correct as of the Closing Date.
     (c) Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions and maritime counsel opinions) of counsel for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Credit Party, opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Security Documents and opinions as to the non-contravention of the Credit Parties’ organizational documents). The Administrative Agent shall have received evidence that the Administrative Agent and the Lenders have been permitted to rely on each opinion delivered by the Borrower, in a form and substance acceptable to the Administrative Agent.
     (d) Personal Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:
     (i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office, the state of organization, and the state of incorporation,

of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lenders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and pending litigation searches;
     (ii) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as reasonably requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;
     (iii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Lenders’ security interest in the Collateral;
     (iv) subject to the terms of Section 5.14, with respect to the stock or membership certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, duly executed in blank undated stock or transfer powers;
     (v) duly executed consents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Lenders’ security interest in the Collateral;
     (vi) all instruments and chattel paper with a value in excess of $1,000,000 in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral; and
     (vii) To the extent reasonably required by the Administrative Agent, collateral assignments of material agreements reasonably satisfactory to the Administrative Agent.
     (e) Vessel Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:
     (i) fully executed and notarized Vessel Fleet Mortgage encumbering each owned Vessel listed in Schedule 3.29 duly filed with the National Vessel Documentation Center (“NVDC”);
     (ii) abstracts of title issued by the NVDC for each Vessel owned by any Credit Parties or Subsidiary together with copies of each such Vessel’s current certificate of documentation and copies of the documents disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Vessels are duly documented in the name of the respective Credit Party and qualified for the coastwise trade. The Liens indicated by such abstracts shall have been released or appropriate arrangements reasonably acceptable to the Administrative Agent have been made for such release;
     (iii) counterparts of a Vessel Fleet Mortgage with respect to each Mortgaged Vessel duly executed and delivered by the record owner of such Mortgaged Vessel, which Vessel Fleet Mortgage shall, when filed for recording with the NVDC, constitute a first “preferred mortgage” on the Mortgaged Vessel in favor of the Mortgage Trustee under Chapter 313 of Title 46 of the United States Code, as amended, having the effect and with the priority provided in such law, and arrangements satisfactory to the Administrative Agent shall have been made to have the notice referred to in Section 3.5 of such Vessel Fleet Mortgage placed on such Mortgaged Vessel;
     (iv) copies of insurance cover notes and evidence of entry of each Vessel in a protection and indemnity club, together with a broker’s letter, describing all Vessel insurances in detail, in form and substance reasonably satisfactory to the Administrative Agent;
     (v) counterpart of an Assignment of Insurances (together with notices of assignment and loss payable clauses) with respect to each Mortgaged Vessel, in each case duly executed and delivered by the record owner of such Mortgaged Vessel and the applicable Mortgage Trustee; and
     (vi) the material Chartered Vessel Documents shall have been delivered to the Administrative Agent or its counsel.
     (f) Real Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:
     (i) fully executed and notarized Real Estate Mortgage Instruments encumbering the Real Estate Mortgaged Properties listed in Schedule 3.17(d);
     (ii) a title report in respect of each of the Real Estate Mortgaged Properties;
     (iii) with respect to each Real Estate Mortgaged Property listed in Schedule 3.17(d), a Real Estate Mortgage Policy assuring the Administrative Agent that the Real Estate Mortgage Instrument with respect to such Real Estate Mortgaged Property creates a valid and enforceable first priority mortgage lien on such Real Estate Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Real Estate Mortgage Policy shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

     (iv) evidence as to (A) whether any Real Estate Mortgaged Property listed in Schedule 3.17(d) is a Flood Hazard Property and (B) if any Real Estate Mortgaged Property is a Flood Hazard Property, (x) whether the community in which such Real Estate Mortgaged Property is located is participating in the National Flood Insurance Program, (y) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (I) as to the fact that such Real Estate Mortgaged Property is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders;
     (v) maps or plats of an as-built survey of the sites of the Real Estate Mortgaged Properties listed in Schedule 3.17(d) certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2005, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map;
     (vi) satisfactory third-party environmental reviews of all owned Real Estate Mortgaged Properties listed in Schedule 3.17(d), including but not limited to Phase I environmental assessments, together with reliance letters in favor of the Lenders;
     (vii) to the extent requested by the Administrative Agent, opinions of counsel to the Credit Parties for each jurisdiction in which the Real Estate Mortgaged Properties are located;

     (viii) to the extent available, zoning letters from each municipality or other Governmental Authority for each jurisdiction in which the Real Estate Mortgaged Properties listed in Schedule 3.17(d) are located; and
     (ix) an appraisal of each owned Real Estate Mortgaged Property, in form and substance reasonably satisfactory to the Administrative Agent.
     (g) Liability, Casualty and Property. The Administrative Agent shall have received copies of insurance policies or certificates and endorsements of insurance evidencing liability, casualty and property meeting the requirements set forth herein or in the Security Documents. The Administrative Agent (or Mortgage Trustee) shall be named as lender loss payee, mortgagee, as its interest may appear and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and the Borrower will use its commercially reasonable efforts to have each provider of any such insurance agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent (or Mortgage Trustee), that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.
     (h) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the initial borrowings under the Credit Documents, in substantially the form of Exhibit 4.1(h) hereto.
     (i) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Exhibit 1.1(a) hereto.
     (j) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Revolving Loans to be made on the Closing Date.
     (k) Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals (if any) necessary in connection with the Transactions have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.
     (l) Compliance with Laws. The financings and other Transactions contemplated hereby shall be in compliance in all material respects with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

     (m) Bankruptcy. There shall be no bankruptcy or insolvency proceedings pending with respect to any Credit Party or any Subsidiary thereof.
     (n) Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.1) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.
     (o) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1, each in form and substance reasonably satisfactory to it.
     (p) No Material Adverse Change. No material adverse change shall have occurred in the business, properties, operations or financial condition of the Credit Parties or any of their Subsidiaries.
     (q) Corporate Structure. The number of shares of each class of Capital Stock issued and outstanding and the ownership thereof of the Credit Parties and their Subsidiaries as of the Closing Date shall be as described in Schedule 3.12.
     (r) Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, substantially in the form of Exhibit 4.1(r) stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any transaction contemplated by the Credit Documents, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, (ii) immediately after giving effect to this Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects), and (C) the Credit Parties are in pro forma compliance with each of the initial financial covenants set forth in Article VI (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of the last day of the four quarter period most recently ended prior to the Closing Date for which such financial statements are available and (iii) each of the other conditions precedent in Section 4.1 have been satisfied, except to the extent the satisfaction of any such condition is subject to the judgment or discretion of the Administrative Agent.
     (s) Patriot Act Certificate. At least five (5) Business Days prior to the Closing Date, the Administrative Agent shall have received a certificate satisfactory thereto, substantially in the form of Exhibit 4.1(s), for benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act including, without limitation, the identity of the Credit Parties, the name and address of the Credit Parties and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act.
     (t) “Know Your Customer” Information. The Administrative Agent shall have received documentation and other information required by bank regulatory authorities under applicable “Know Your Customer” and Anti-Money Laundering rules and regulations, including, without limitation, the Patriot Act. Such documentation shall include, without limitation, evidence reasonably satisfactory to the Administrative Agent of the listing of the Borrower on the New York Stock Exchange.
     (u) Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and expenses, if any, owing pursuant to the Fee Letter and Section 2.6.
     (v) Convertible Notes. Prior to or concurrently with the Closing Date, the Credit Parties (i) shall have received gross proceeds of at least $300,000,00 from the sale of the 2007 Senior Unsecured Convertible Notes and (ii) purchased not less than eighty percent (80%) of the outstanding principal amount of each of the 9.00% Senior Notes due 2012 and 11.00% Senior Discount Notes due 2013, with each of the foregoing on terms and conditions reasonably satisfactory to the Administrative Agent and the Lenders.
     (w) Litigation. Except as disclosed in the Borrower’s Form 10-K, there shall be no material pending litigation, bankruptcy or insolvency, injunction, order or claim with respect to the Credit Parties or any Subsidiary.
     (x) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
     (y) Qualification. The Credit Parties and their Subsidiaries shall each be qualified as “a citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended, 46 U.S.C. § 50501(a) and (d), qualified to own and operate vessels in the coastwise trade of the United States to the extent required by such Act in connection with the Credit Parties and their Subsidiaries’ business.
     Section 4.2 Conditions to All Extensions of Credit.
     The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:
     (a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).
     (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.
     (c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.
     (d) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.
     (e) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, all conditions set fort in Section 2.3 shall have been satisfied.
     (f) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, all conditions set forth in Section 2.4 shall have been satisfied.
     (g) Additional Conditions to Incremental Facility. If an Incremental Facility is requested, all conditions set forth in Section 2.5 shall have been satisfied.
     Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (g), as applicable, have been satisfied.
ARTICLE V
AFFIRMATIVE COVENANTS
     Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (other than indemnification obligations and other contingent obligations for which no claim has been asserted) and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, such Credit Party shall, and shall cause each of their Subsidiaries, to:
     Section 5.1 Financial Statements.
     Furnish to the Administrative Agent for distribution to each of the Lenders:
     (a) Annual Financial Statements. No later than the earlier of (i) the date the Borrower is required by the SEC to deliver its Form 10-K for each fiscal year of the Borrower and (ii) ninety (90) days after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Credit Parties and their Subsidiaries as at the end of such fiscal year and the related Consolidated statements of income and retained earnings and of cash flows of the Credit Parties and their Subsidiaries for such year, which shall be audited by a registered public accounting firm of nationally recognized standing, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;
     (b) Quarterly Financial Statements. No later than the earlier of (i) the date the Borrower is required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Borrower and (ii) forty-five (45) days after the end of each fiscal quarter of the Borrower, a copy of the Consolidated balance sheet of the Credit Parties and their Subsidiaries as at the end of such period and related Consolidated statements of income and retained earnings and of cash flows for the Credit Parties and their Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments and the absence of footnotes);
     (c) Annual Operating Budget and Cash Flow. Within ninety (90) days after the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Credit Parties and their Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;
all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and, in the case of annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

     Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Administrative Agent receives such reports from the Borrower through electronic mail; provided that, upon the Administrative Agent’s request, the Borrower shall provide paper copies of any documents required hereby to the Administrative Agent.
     Section 5.2 Certificates; Other Information.
     Furnish to the Administrative Agent for distribution to each of the Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Sections 6.1 or 6.2 (which certificate may be limited to the extent required by accounting rules, guidelines or practice); provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any such Event of Default, except as specified in such certificate;
     (b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer substantially in the form of Exhibit 5.2(b) stating that (i) (A) such financial statements present fairly in all material respects the financial position of the Credit Parties and their Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis (subject, in the case of interim statements, to normal recurring year-end audit adjustments and the absence of footnotes), (B) each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement to be observed, performed or satisfied by it, and (C) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Sections 6.1 and 6.2 as of the last day of such period;
     (c) promptly upon receipt thereof, a copy or summary of any other report, or “management letter” or similar report submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person; and
     (d) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

     Section 5.3 Payment of Taxes and Other Obligations.
     Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) its material taxes (Federal, state, local and any other taxes) and (b) its other material obligations and liabilities of whatever nature in accordance with industry practice and (c) any material additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.
     Section 5.4 Conduct of Business and Maintenance of Existence.
     (a) Continue to engage in business of the same general type as now conducted by it on the Closing Date and similar or related businesses and preserve, renew and keep in full force and effect its corporate or other formative existence and good standing, take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business and to maintain its goodwill and comply with all contractual obligations and Requirements of Law.
     (b) The Credit Parties and each of their Subsidiaries shall at all times remain (i) a “citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended (46 U.S.C. § 50501(a) and (d), qualified to own and operate vessels in the coastwise trade of the United States to the extent required by such Act in connection with its business and (ii) if it is the owner of a Vessel, eligible to act as an owner in respect of United States-flag Vessels pursuant to 46 U.S.C. § 12102, as amended, and any regulations thereunder.
     Section 5.5 Maintenance of Property; Insurance.
     (a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted).
     (b) Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the reasonable request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such casualty, property and liability insurance, as applicable, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default of the Credit Parties or any of their Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.
     (c) In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any such material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, if required by the Administrative Agent or the Required Lenders, such Credit Party (whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose), at such Credit Party’s cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed, unless such Credit Party shall have reasonably determined that such repair or replacement of the affected Collateral is not economically feasible or is not deemed to be in the best interest of such Credit Party and such Credit Party uses any insurance proceeds received from such loss, damage or destruction of Collateral to acquire fixed assets.
     Section 5.6 Inspection of Property; Books and Records; Discussions.
     Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit no more than once every twelve (12) months (and at any time an Event of Default has occurred and is continuing), during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than documents covered by the attorney client privilege) at any reasonable and mutually convenient time and as often as may be reasonably required, and to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries with officers and employees of the Credit Parties and their Subsidiaries and with its independent certified public accountants, in each case, at the reasonable expense of the Borrower.
     Section 5.7 Notices.
     Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender):
     (a) promptly, but in any event within two (2) Business Days after any Credit Party knows thereof, of the occurrence of any Default or Event of Default;
     (b) promptly, of any default or event of default under any Contractual Obligation of any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect

     (c) promptly, of any litigation, or any investigation or proceeding known to any Credit Party (i) affecting any Credit Party or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) affecting or with respect to this Agreement, any other Credit Document or any security interest or Lien created thereunder, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (iv) by any Governmental Authority relating to the Credit Parties and any Subsidiary thereof and alleging fraud, deception or willful violation of law by such Person which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
     (d) of any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;
     (e) of any attachment, judgment, lien, levy or order exceeding $5,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens or any attachment, levy upon or taking into custody by virtue of any legal proceeding in any court or tribunal or by any Governmental Authority of any Mortgaged Vessel;
     (f) as soon as possible and in any event within thirty (30) days after any Credit Party knows: (i) of the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) of the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;
     (g) promptly, of any notice of any material violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws;
     (h) promptly, of the attachment, levy upon or taking into custody by virtue of any legal proceeding in any court or tribunal by any Governmental Authority of any Mortgaged Vessel; and
     (i) promptly, of any other development or event which could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

     Section 5.8 Environmental Laws.
     Except as could not reasonably be expected to have a Material Adverse Effect:
     (a) Comply with all applicable Environmental Laws and obtain and comply with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required of the Credit Parties or any Subsidiary under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and
     (c) Defend, indemnify and hold harmless the Administrative Agent, the Mortgage Trustee and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Credit Party Obligations and all other amounts payable hereunder and termination of the Commitments and the Credit Documents.
     Section 5.9 Additional Guarantors.
     The Credit Parties will cause each of their Domestic Subsidiaries (other than an Immaterial Subsidiary or a Transitional Subsidiary), whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10) days after creating a Subsidiary or acquiring the Capital Stock of any other Person. The Credit Party Obligations shall be secured by, among other things, a first priority perfected security interest in the Collateral (other than Permitted Liens) of such new Guarantor and a pledge of 100% of the Capital Stock of such new Guarantor and its Subsidiaries and 66% (or such higher percentage that would not result in adverse tax consequences for such new Guarantor) of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b) – (g), 5.11 and 5.14 and such other documents or agreements as the Administrative Agent may reasonably request.
     Section 5.10 Compliance with Law.
     (a) Comply with all Requirements of Law and orders (including Environmental Laws), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
     (b) Comply with all Contractual Obligations, except to the extent the applicable Credit Party or Subsidiary is contesting its obligations thereunder in good faith or the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     Section 5.11 Pledged Assets.
     (a) Each Credit Party will cause 100% of the Capital Stock in each of its direct or indirect Domestic Subsidiaries (other than an Immaterial Subsidiary or a Transitional Subsidiary) (unless such Domestic Subsidiary is owned by a Foreign Subsidiary) and 66% (to the extent the pledge of a greater percentage would be unlawful or would cause any adverse tax consequences to the Borrower or any Guarantor) of the Voting Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries, in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.
     (b) Each Credit Party will cause its owned (but not leased) real property acquired after the Closing Date with a fair market value in excess of $1,000,000 and all tangible and intangible personal property now owned or hereafter acquired (including all owned Vessels and, to the extent possible using commercially reasonable efforts, all chartered, subchartered and leased Vessels with a fair market value in excess of $10,000,000) to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants set forth in the Security Documents.
     (c) Except to the extent the applicable Credit Party or Subsidiary is contesting its obligations in good faith or to the extent that failure to perform such obligation could not reasonably be expected to have a Material Adverse Effect, each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

     Section 5.12 Covenants Regarding Patents, Trademarks and Copyrights.
     (a) Notify the Administrative Agent promptly if it knows that any material Patent, Patent License, Trademark or Trademark License of the Credit Parties or any of their Subsidiaries may become abandoned, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding any Credit Party’s or any of its Subsidiary’s ownership of any Patent or Trademark, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any Patent License or Trademark License.
     (b) Notify the Administrative Agent promptly after it knows of any material adverse determination regarding any material Copyright or Copyright License of the Credit Parties or any of their Subsidiaries, whether (i) such Copyright or Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) any Credit Party’s or any of its Subsidiary’s ownership of such Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such Copyright License, may become affected.
     (c) (i) Promptly notify the Administrative Agent of any registration by any Credit Party or any of its Subsidiaries, either by itself or through any agent, employee, licensee or designee (but in no event later than the fifteenth day following the granting of a registration), or of any application for registration by any Credit Party of any Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof; and (ii) upon request of the Administrative Agent, execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in the Intellectual Property and the general intangibles referred to in clauses (i), including, without limitation, the goodwill of the Credit Parties and their Subsidiaries relating thereto or represented thereby (or such other Intellectual Property or the general intangibles relating thereto or represented thereby as the Administrative Agent may reasonably request).
     (d) Take all reasonably necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each item of Intellectual Property of the Credit Parties and their Subsidiaries which are reasonably necessary to the business of the Credit Parties, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

     (e) In the event that any Credit Party becomes aware that any material Intellectual Property owned by any Credit Party is infringed, misappropriated or diluted by a third party in any material respect, notify the Administrative Agent promptly after it learns thereof and, unless the Credit Parties shall reasonably determine that such Intellectual Property is not material to the business of the Credit Parties and their Subsidiaries taken as a whole, promptly sue for infringement, misappropriation or dilution and to attempt to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as the Credit Parties shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.
     Section 5.13 Landlord Waivers.
     (a) In the case of any personal property Collateral that has a fair market value in excess of $1,000,000 located at premises leased by a Credit Party (other than premises leased from any governmental or port authority), the Credit Parties will use reasonable efforts to provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent (a) requested by the Administrative Agent and (b) the Borrower is able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Administrative Agent, it being acknowledged and agreed that any landlord waiver in the form of Exhibit 4.1(d) is satisfactory to the Administrative Agent).
     (b) In the case of any personal property Collateral located at other third party locations with a value in excess of $1,000,000, the Credit Parties will use reasonable efforts to provide the Administrative Agent with such warehousemen’s or bailee letters, consents and waivers from the owners/operators of such locations to the extent (i) requested by the Administrative Agent and (ii) the Borrower is able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Administrative Agent).
     Section 5.14 Further Assurances; Post-Closing Covenant.
     (a) Further Assurances. Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent (including the filing and recording of financing statements, fixture filings and Real Estate Mortgage Instruments (but not leasehold mortgages)) or the Mortgage Trustee, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law. Without limiting the foregoing, the Credit Parties hereby agree that upon entering any Bank Product after the Closing Date or exercising any right to incur any Incremental Facility, they will execute, deliver and cause to be recorded an amendment to the Vessel Fleet Mortgage required by Section 2.5 or as otherwise reasonably requested by the Administrative Agent.
     (b) Landlord Waivers. In the case of any personal property Collateral with a fair market value in excess of $1,000,000 located at premises leased by a Credit Party (other than premises leased from any governmental or port authority) and set forth on Schedule 3.17(b), within one hundred twenty (120) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Credit Parties shall use commercially reasonable efforts to deliver to the Administrative Agent such estoppel letters, consents, waivers and warehousemen’s or bailee letters from the landlords or owners at such locations (such letters, consents, waivers and warehousemen’s or bailee letters shall be in form and substance reasonably satisfactory to the Administrative Agent, it being acknowledged and agreed that any landlord waiver in the form of Exhibit 5.14(b) is satisfactory to the Administrative Agent).
     (c) Stock Certificates. Within thirty (30) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Credit Parties shall deliver to the Administrative Agent any stock certificates evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers, to the extent such stock certificates and stock or transfer powers have not been delivered to the Administrative Agent on or prior to the Closing Date.
ARTICLE VI
FINANCIAL COVENANTS
     Section 6.1 Consolidated Senior Secured Leverage Ratio.
     The Consolidated Senior Secured Leverage Ratio, for the twelve (12) month period ending as of each fiscal quarter end shall be less than or equal to 3.00 to 1.00 at all times.
     Section 6.2 Minimum Interest Coverage Ratio.
     The Interest Coverage Ratio, for the twelve (12) month period ending as of each fiscal quarter end shall be greater than or equal to 3.50 to 1.00 at all times.
     Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in this Article, (i) after consummation of any Permitted Acquisition or any purchase or acquisition of any Vessel (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent, and (B) Indebtedness of a Target that is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any Asset Disposition permitted by Section 7.4(a)(vi) or Section 7.4(a)(xv) which is the disposition of a business unit or any sale, transaction, issuance or other disposition of any asset not in the ordinary course of business including any Vessel, (A) income statement items, cash flow statement items and other balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness that is repaid with the proceeds of such Asset Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.
ARTICLE VII
NEGATIVE COVENANTS
     The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note or Letter of Credit remains outstanding and unpaid and the Credit Party Obligations (other than indemnification obligations and other contingent obligations for which no claim has been asserted) and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, that:
     Section 7.1 Indebtedness.
     The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness arising or existing under this Agreement and the other Credit Documents;
     (b) Indebtedness of the Credit Parties and their Subsidiaries existing as of the Closing Date (to the extent set out in Schedule 7.1(b)) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension (plus accrued interest, fees and premiums thereon);
     (c) Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that such Indebtedness when incurred shall not exceed the purchase price, maintenance, addition, replacement, refurbishment, improvements or cost of construction (plus unpaid accrued interest, customary fees and premiums thereon) of such asset;
     (d) Unsecured (i) loans or advances among the Credit Parties, (ii) loans or advances made by a Subsidiary of the Borrower (or a Person that would become a subsidiary of the Borrower after giving effect to such loan or advance) to a Credit Party, (iii) loans or advances made by any Credit Party in a Subsidiary of the Borrower that is not a Credit Party so long as such loan or advance is permitted by Section 7.5;
     (e) Indebtedness and obligations owing under Secured Hedging Agreements and other Hedging Agreements entered into not for speculative purposes;
     (f) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in a transaction permitted hereunder (excluding Capital Leases and purchase money Indebtedness permitted under Section 7.1(c)) in an aggregate principal amount not to exceed $20,000,000 for all such Persons at any time outstanding; provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party;
     (g) Indebtedness of the Borrower under the 2007 Senior Unsecured Convertible Notes in an aggregate principal amount not to exceed $330,000,000 at any time outstanding and any refinancing, exchange, renewal or extension thereof on market terms at such time and with a maturity date that is at least six (6) months beyond the Revolving Maturity Date and the Term Loan Maturity Date;
     (h) Indebtedness arising pursuant to the terms of the Guarantee and Indemnity Agreement;
     (i) Guaranty Obligations (A) in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section and (B) among Subsidiaries that are not Credit Parties;
     (j) So long as no Event of Default shall have occurred and be continuing or would result therefrom, additional issuances of high yield Indebtedness or convertible securities on terms (including, without limitation, tenor) reasonably satisfactory to the Administrative Agent (or any extension, renewal, refinancing or replacement thereof); provided that the Total Leverage Ratio immediately prior to and after giving effect to such issuance is less than 4.75 to 1.00 on a Pro Forma Basis;
     (k) Indebtedness incurred to repurchase Capital Stock of the Borrower from retired, deceased or terminated employees or directors (including their heirs) of any Credit Party or Subsidiary to the extent such Indebtedness is not secured and is subordinated to the Credit Party Obligations on terms reasonably acceptable to the Administrative Agent; provided that no more than $5,000,000 in aggregate principal amount of such Indebtedness may be outstanding at any time;
     (l) Earnouts, indemnities and purchase price adjustments pursuant to Permitted Acquisitions;

     (m) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, bid, tender, appeal surety, statutory or similar obligations incurred in the ordinary course of business;
     (n) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, in each case in the ordinary course of business;
     (o) guaranties in the ordinary course of business of the obligations of suppliers, landlords, customers and licensees of the Borrower and its Subsidiaries;
     (p) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
     (q) Indebtedness in respect of employee benefit plans and programs, whether to current or retired employees, including, without limitation, accrued expenses, pension liabilities, deferred compensation, bonus plans, option plans, medical, dental and other health plans and other similar plans providing benefits to employees entered into in the ordinary course of business (but not including Indebtedness under employment agreements);
     (r) Indebtedness arising from judgments, orders or other awards to the extent not constituting an Event of Default;
     (s) Indebtedness of Foreign Subsidiaries which does not exceed $20,000,000 in the aggregate at any time outstanding; and
     (t) other unsecured Indebtedness of Credit Parties and their Subsidiaries which does not exceed $50,000,000 in the aggregate at any time outstanding.
     Section 7.2 Liens.
     The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens. Without limiting the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Lenders and the Hedging Agreement Providers, to the extent such Lien has not already been granted to the Administrative Agent.
     Section 7.3 Nature of Business.
     The Credit Parties will not, nor will they permit any Subsidiary to, alter the character of their business in any material respect from that conducted as of the Closing Date, except for reasonable extensions thereof and businesses reasonably related, ancillary or complementary thereto.
     Section 7.4 Consolidation, Merger, Sale or Purchase of Assets, etc.
     The Credit Parties will not, nor will they permit any Subsidiary (other than an Immaterial Subsidiary or a Transitional Subsidiary) to,
     (a) dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:
     (i) (A) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business, (B) the conversion of cash into Cash Equivalents and Short-Term Investments and Cash Equivalents and Short-Term Investments into cash and (C) the dissolution, liquidation or winding up of any Immaterial Subsidiary or Transitional Subsidiary; provided that any assets of such Immaterial Subsidiary or Transitional Subsidiary shall be transferred to a Credit Party or Subsidiary thereof in connection therewith;
     (ii) Recovery Events for which the Credit Parties or such Subsidiary has received any cash insurance proceeds or condemnation or expropriation award with respect to such property or assets to the extent Net Cash Proceeds from such Recovery Event are used to make mandatory prepayments or are reinvested pursuant to Section 2.8(b)(iv);
     (iii) the sale, lease, transfer or other disposition of machinery, parts, equipment and other obsolete, damaged, surplus or worn out assets or other assets no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;
     (iv) the sale, lease or transfer of property or assets from one Credit Party to another Credit Party;
     (v) the termination of any Hedging Agreement;
     (vi) the sale of (A) obsolete Vessels, (B) any Spare Vessel and (C) not more than two other Vessels during the term of this Agreement that are not of the type contemplated by clause (A) or (B);
     (vii) (A) leases, subleases, licenses and sublicenses of assets and Intellectual Property in the ordinary course of business, (B) sales, transfers and other dispositions not otherwise included in clause (A) of containers in the ordinary course of business and (C) charters, subcharters, leases and subleases of Vessels in the ordinary course of business;

     (viii) sale and leaseback transactions permitted under Section 7.12;
     (ix) subject to compliance with the terms of Section 5.11(b), exchanges of Vessels for Vessels (with comparable fair market value) that will provide comparable levels of service in the same trade lanes and exchanges, trade-ins, swaps or other contemporaneous transfers of containers, chassis, tractors, cranes and container handling equipment;
     (x) the sale, transfer or disposition of accounts in connection with the collection or compromise thereof in the ordinary course of business;
     (xi) Investments made in accordance with Section 7.5;
     (xii) Capital Stock issued in connection with Permitted Acquisitions;
     (xiii) Capital Stock issued in connection with transactions permitted under Section 7.10;
     (xiv) sales or assignments pursuant to factoring agreements of accounts receivable of any Credit Party or any Subsidiary thereof pursuant to which such Credit Party or such Subsidiary receives gross proceeds not to exceed $15,000,000 in the aggregate during the term of this Agreement; provided that such gross proceeds represent not less than 80% of the aggregate face amount of the accounts receivable so factored pursuant to any such arrangement; and
     (xv) other than the items set forth in clauses (i)-(xiv), the sale, lease or transfer of property or assets not to exceed $25,000,000 in the aggregate in any fiscal year.
provided that (A) with respect to clauses (i)(A), (vi), (vii)(B), (xiv) and (xv) above, at least 75% of the consideration received therefor by the Credit Parties or any such Subsidiary shall be in the form of cash or Cash Equivalents and Short-Term Investments, (B) after giving effect to any Asset Disposition pursuant to clauses (vi), (viii) or (ix) above, the Credit Parties shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Article VI hereof, recalculated for the most recently ended quarter for which information is available, and (C) with respect to clauses (iii), (vi), (vii), (viii) and (ix) above, no Default or Event of Default shall exist or shall result therefrom; provided, further, that with respect to sales of assets permitted hereunder only, the Administrative Agent shall be entitled, without the consent of any of the Lenders, to release its Liens relating to the particular assets sold; or
     (b) (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person, other than (A) Permitted Acquisitions and Permitted Investments and (B) except as otherwise limited or prohibited herein, purchases or other acquisitions of inventory, materials, property and equipment in the ordinary course of business, or (ii) enter into any transaction of merger or consolidation, except for (A) Investments or acquisitions permitted pursuant to Section 7.5 so long as the Credit Party subject to such merger or consolidation is the surviving entity, (B) (y) the merger or consolidation of a Subsidiary that is not a Credit Party with and into a Credit Party; provided that such Credit Party will be the surviving entity and (z) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation, and (C) the merger or consolidation of a Subsidiary that is not a Credit Party with and into another Subsidiary that is not a Credit Party.
     Section 7.5 Advances, Investments and Loans.
     The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment except for Permitted Investments.
     Section 7.6 Transactions with Affiliates.
     The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, except for (i) transactions among Credit Parties; (ii) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries; (iii) compensation, benefits or indemnification arrangements for officers and other employees of the Borrower or any of its Subsidiaries entered into in the ordinary course of business; (iv) the existence of, and the performance by any Credit Party of its obligations under the terms of, any organizational documents or shareholders agreement to which it is a party on the Closing Date and which has been disclosed to the Lenders; (v) Restricted Payments permitted hereunder; (vi) transactions described in Schedule 7.6; (vii) transactions among Subsidiaries of the Borrower that are not Credit Parties and (viii) the Transactions.
     Section 7.7 Ownership of Subsidiaries; Restrictions.
     The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Domestic Subsidiaries (other than Transitional Subsidiaries) that are joined as Additional Credit Parties as required by the terms hereof. The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except in a transaction permitted by Section 7.4.
     Section 7.8 Corporate Changes.
     No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders, it being understood and agreed that the issuance of Qualified Preferred Stock is not materially adverse to the Lenders, (c) amend, modify or waiver any of its rights under any Organizational Document or the Subcharter Agreement or the Guarantee and Indemnity Agreement in any manner that would be materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders, (d) (i) change its state of incorporation, organization or formation without the consent of the Administrative Agent or have more than one state of incorporation, organization or formation or (ii) change its registered legal name, without providing thirty (30) days prior written notice to the Administrative Agent (or such shorter notice period as approved by the Administrative Agent) or (e) change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.
     Section 7.9 Limitation on Restricted Actions.
     The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under, or by reason of, (i) this Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 7.1(c) or 7.1(h); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) any Chartered Vessel Document, (vi) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (vii) any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (viii) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition, (ix) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis and (x) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 7.1.

     Section 7.10 Restricted Payments.
     The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person; (b) to make dividends or other distributions payable to the Credit Parties (directly or indirectly through its Subsidiaries); (c) so long as no Default or Event of Default shall exist or would result therefrom, to pay any cash amounts due upon conversion of the 2007 Senior Unsecured Convertible Notes to the extent required by the indenture therefor as in effect on the Closing Date; (d) to make regularly scheduled payments of principal and interest on Subordinated Debt in accordance with the subordination terms thereof; (e) to pay the premium under the convertible bond hedging transactions evidenced by confirmation agreements dated as of August 1, 2007 between the Borrower and each of Goldman, Sachs & Co., Bank of America, N.A. and Wachovia, in each case pursuant to the terms thereof; and (f) to make any other Restricted Payments; provided that, (A) on a Pro Forma Basis after giving effect to such Restricted Payments, (i) the Consolidated Senior Secured Leverage Ratio shall be less than 2.50 to 1.00 and (ii) there is at least $20,000,000 of Accessible Borrowing Availability and (B) after giving effect to any such payments no Default or Event of Default shall exist or would result therefrom.
     Section 7.11 Amendment of Subordinated Debt.
     The Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Subordinated Debt, to the extent outstanding, in a manner that is materially adverse to the interests of the Lenders.
     Section 7.12 Sale Leasebacks.
     The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired in excess of $20,000,000 in the aggregate during the term of this Agreement, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or a Subsidiary within 180 days of entering into such lease or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred within 180 days of entering into such lease by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease.
     Section 7.13 No Further Negative Pledges.
     The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except pursuant to agreements, documents and instruments referenced in clauses (i) through (x) of Section 7.9 and to any document or instrument governing Indebtedness incurred pursuant to Section 7.1(c) and Section 7.1(h); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien (the foregoing shall not apply to any restrictions and conditions set forth in the Chartered Vessel Documents).
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1 Events of Default.
     An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
     (a) Payment. (i) The Borrower shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (ii) the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for three (3) days; or (iv) or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to any applicable grace period in clause (iii)); or
     (b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents by a Credit Party or which is contained in any certificate, document or financial or other statement when furnished by a Credit Party at any time under or in connection with this Credit Agreement shall (i) with respect to representations and warranties that contain a materiality qualification, prove to have been incorrect, false or misleading on or as of the date made or deemed made and (ii) with respect to representations and warranties that do not contain a materiality qualification, prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or
     (c) Covenant Default. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2, 5.4(b) or 5.7, Article VI or Article VII hereof; or (ii) any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the

Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 8.1(a) or 8.1(c)(i) above), and such breach or failure to comply is not cured within thirty (30) days of its occurrence; or
     (d) Indebtedness Cross-Default. (i) Any Credit Party shall default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $15,000,000 for the Borrower and any of its Subsidiaries in the aggregate beyond any applicable grace period (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Credit Party shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $15,000,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or otherwise required to be repurchased, prepaid or redeemed prior to its stated maturity; or (iii) any Credit Party shall breach or default any payment obligation under any Secured Hedging Agreement; or
     (e) Bankruptcy Default. (i) A Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its

Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or
     (f) Judgment Default. One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $15,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or
     (g) ERISA Default. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan or, to the Credit Parties’ knowledge, any Multiemployer Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA with respect to Plan years beginning before 2008 and as defined in Section 304 of ERISA with respect to Multiemployer Plan years beginning after 2007), whether or not waived, shall exist with respect to any Single Employer Plan or, to the Credit Parties’ knowledge, any Multiemployer Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA or (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan and in each case in clause (i) – (v) above, such event or condition, together with all other such events or conditions, could reasonably be expected to have a Material Adverse Effect; or
     (h) Change of Control. There shall occur a Change of Control; or
     (i) Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Credit Document or any Lien granted by it in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or
     (j) Invalidity of Credit Documents. Any Credit Document (other than the Guaranty) shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral; or
     (k) Subordinated Debt. Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or shall cease to give the Lenders the rights, powers and privileges purported to be created thereby; or
     (l) Uninsured Loss. Any uninsured damage to or loss, theft or destruction of any assets of the Credit Parties or any of their Subsidiaries shall occur that is in excess of $50,000,000; or
     (m) Other Cross-Defaults. The Credit Parties or any of their Subsidiaries shall default in (i) the payment when due under any material Contractual Obligation which would become an event of default under such agreement or (ii) the performance or observance, of any obligation or condition of any material Contractual Obligation which would become an event of default under such agreement and such failure to perform or observe such other obligation or condition continues unremedied for a period of thirty (30) days after notice of the occurrence of such default unless, but only as long as, the existence of any such default is being contested by the Credit Parties in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on books of the Credit Parties to the extent required by GAAP; or
     (n) Chartered Vessel Document Default. Except to the extent a result of a buy-out, acquisition or other purchase of a Chartered Vessel subject to a Chartered Vessel Document, any event or condition occurs that (i) results in any amount (that is not covered by insurance to the extent such insurance is provided by insurers that are solvent and have not denied payment with respect to any such event or condition) in excess of $15,000,000 that any Credit Party or Subsidiary is obligated to pay under any Chartered Vessel Document becoming due prior to its scheduled payment date or (ii) enables or permits (with or without the giving of notice) any Person (A) to cause any amount (that is not covered by insurance to the extent such insurance is provided by insurers that are solvent and have not denied payment with respect to any such event or condition) in excess of $15,000,000 that any Credit Party or Subsidiary is obligated to pay under any Chartered Vessel Document to become due, or (B) to require the prepayment, repurchase, redemption or defeasance of any amount (that is not covered by insurance to the extent such insurance is provided by insurers that are solvent and have not denied payment with respect to any such event or condition) in excess of $15,000,000, in each case prior to its scheduled payment date and, in the case of each of clauses (i) and (ii), such event or condition shall continue unremedied past any applicable cure or grace period for a period of thirty (30) days; or

     (o) Attachment/Levy Default. Any material Mortgaged Vessel shall have been (i) attached, levied upon or taken into custody by virtue of any legal proceeding in any court or tribunal or by any Governmental Authority in the United States and such Mortgaged Vessel shall not have been released within thirty (30) days after such attachment, levy or taking into custody or (ii) attached, levied upon or taken into custody by virtue of any legal proceeding in any court or tribunal or by any Governmental Authority outside the United States and such Mortgaged Vessel shall not have been released within the earlier of (x) seventy–five (75) days after such attachment, levy or taking into custody or (y) the date on which the Mortgage Trustee must make a filing in such attachment, levy or taking to preserve its rights.
     Section 8.2 Acceleration; Remedies.
     Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     Section 9.1 Appointment.
     (a) Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Each Lender acknowledges that the Credit Parties may rely on each action taken by the Administrative Agent on behalf of the Lenders hereunder. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.
     (b) Each of the Lenders hereby appoints Wachovia as Mortgage Trustee on its behalf for the purpose of holding the Vessel Fleet Mortgage and Vessel insurances. Wachovia hereby accepts such appointment. In so acting as Mortgage Trustee, Wachovia’s rights and responsibilities shall be the same as those set forth respecting the Administrative Agent hereunder.
     (c) Wachovia and any successor Mortgage Trustee agree to remain qualified as a mortgagee for a Vessel with a coastwise endorsement under the provisions of 46 U.S.C. § 31322(f)(1), as amended. In the event that Wachovia or any successor Mortgage Trustee shall become unqualified to serve as a mortgagee for a Vessel with a coastwise endorsement under such Section, then it shall promptly resign and designate a successor Mortgage Trustee that is qualified to serve as a mortgagee for a Vessel with a coastwise endorsement under the provisions of 46 U.S.C. § 31322(f)(1), as amended.
     Section 9.2 Delegation of Duties.
     The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties (including, without limitation, a third party servicer for purposes of maintaining and perfecting Liens on vehicle titles). The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.
     Section 9.3 Exculpatory Provisions.
     Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any Credit Party.
     Section 9.4 Reliance by Administrative Agent.
     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless an executed Assignment Agreement has been filed with the Administrative Agent pursuant to Section 10.6(c) with respect to the Loans evidenced by such Note. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.
     (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
     Section 9.5 Notice of Default.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.
     Section 9.6 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower or any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
     Section 9.7 Indemnification.
     The Lenders agree to indemnify the Administrative Agent (including in its capacity as Mortgage Trustee), the Issuing Lender, and the Swingline Lender and their Affiliates and their respective officers, directors, agents and employees, in each case, to the extent such Person is acting in the capacity of the Administrative Agent (including in its capacity as Mortgage Trustee), the Issuing Lender or the Swingline Lender, (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.
     Section 9.8 Administrative Agent in Its Individual Capacity.
     The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and the other Credit Parties as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
     Section 9.9 Successor Administrative Agent.
     The Administrative Agent may resign as Administrative Agent upon thirty days’ prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor agent shall be approved by the Borrower (such approval not to be unreasonably withheld or delayed) so long as no Default or Event of Default has occurred and is continuing, whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. If no successor Administrative Agent has accepted appointment as Administrative Agent within thirty days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent shall have the right, on behalf of the Lenders, to appoint a successor administrative agent, which successor shall be approved by the Borrower (such approval not to be unreasonably withheld or delayed) so long as no Default or Event of Default has occurred and is continuing. If no successor administrative agent has accepted appointment as Administrative Agent within sixty days after the retiring Administrative Agent’s giving notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless become effective and the Lenders shall perform all duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the indemnification provisions of this Agreement and the other Credit Documents and the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

     Section 9.10 Other Agents.
     None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co–agent,” “joint book runner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     Section 9.11 Nature of Duties.
     Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) or co-lead arranger listed from time to time on the cover page of this Agreement shall have no obligations, responsibilities or duties under this Agreement or under any other Credit Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents and co-lead bookrunners shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article IX in their capacity as an agent or co-lead arranger.
     Section 9.12 Releases; Amendments to Vessel Fleet Mortgage.
     The Administrative Agent will release any Guarantor and any Lien on any Collateral, which is sold, transferred or otherwise disposed of as permitted by the Credit Agreement or as otherwise permitted by the Lenders or Required Lenders in accordance with Section 10.1, as applicable. The Lenders hereby authorize the Administrative Agent, at the sole cost and expenses of the Borrower, (a) to release any such Guarantor or Lien and to enter into any documentation (including, without limitation, any amendment to the Vessel Fleet Mortgage) as may be necessary or desirable to effectuate such release and (b) to enter into any amendment to the Vessel Fleet Mortgage and related documentation as may be necessary or desirable to secure any Bank Product or Incremental Facility.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Amendments, Waivers and Release of Collateral.
     Subject to the terms of Section 9.12, neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section. Subject to the terms of Section 9.12, the Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents (including any release of Collateral not already permitted by the terms of the Credit Documents) for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:
     (i) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon or any Reimbursement Obligation, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.8(b), nor any amendment of Section 2.8(b) or the definitions of Asset Disposition, Debt Issuance, or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (B) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment and (C) any reduction in the stated rate of interest on the Term Loan shall only require the written consent of each Lender holding a portion of the outstanding Term Loan; or
     (ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or
     (iii) release the Borrower or all or substantially all of the Guarantors from obligations under the Guaranty, without the written consent of all of the Lenders and Hedging Agreement Providers or Bank Product Providers; or
     (iv) release all or substantially all of the Collateral without the written consent of all of the Lenders and Hedging Agreement Providers or Bank Product Providers; or
     (v) subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or

     (vi) permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance or after the Revolver Maturity Date without the consent of each of the Revolving Lenders; provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a) to a date on or prior to the Revolver Maturity Date; or
     (vii) permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or
     (viii) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of the Required Lenders or all the Lenders as appropriate; or
     (ix) amend or modify the definition of Credit Party Obligations to delete or exclude an obligation or liability described therein without the written consent of each Lender, Hedging Agreement Provider and Bank Product Provider directly affected thereby; or
     (x) without the consent of Revolving Lenders holding in the aggregate more than 50% of the outstanding Revolving Commitments (or if the Revolving Commitments have been terminated, the aggregate principal amount of outstanding Revolving Loans), amend, modify or waive any provision in Section 4.2 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans, or the Swingline Lender shall be required to fund Swingline Loans, when such Lenders would otherwise not be required to do so; or
     (xi) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.8(b)(v) or Section 2.12(b), the pro rata sharing of payments by and among the Lenders in Section 2.12(a) or Section 10.7(a) or any provision requiring ratable funding by Lenders, in each case without the written consent of each Lender, Hedging Agreement Provider and Bank Product Provider directly affected thereby; or
     (xii) amend the definitions of “Hedging Agreement,” “Secured Hedging Agreement,” or “Hedging Agreement Provider” without the consent of any Hedging Agreement Provider that would be adversely affected thereby; or
     (xiii) amend the definitions of “Bank Product,” “Bank Product Obligations,” or “Bank Product Provider” without the consent of any Bank Product Provider that would be adversely affected thereby; or

     (xiv) permit an Interest Period of greater than six months if not available to all applicable Lenders; or
     (xv) amend, modify or waive any provision of Article VIII without the written consent of the Administrative Agent;
provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.
     Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
     Notwithstanding any of the foregoing to the contrary, the consent of the Borrower and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article IX (other than the provisions of Section 9.9).
     Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     For the avoidance of doubt and notwithstanding any provision to the contrary in this Section 10.1, this Agreement may be amended and/or restated with the written consent of the Credit Parties and the Required Lenders (i) to increase the aggregate commitments of the Lenders (with the consent of each Lender whose commitment is increased), (ii) to add one or more additional borrowing tranches to this Agreement and to provide for the ratable sharing of the benefits of this Agreement and the other Credit Documents with the other outstanding Credit Party Obligations in respect of the Extensions of Credit from time to time outstanding under such additional borrowing tranche(s) and the accrued interest and fees in respect thereof and (iii) to include appropriately the Lenders under such additional borrowing tranches in any determination of the Required Lenders and/or to provide consent rights to such Lenders under subsections (ix) and (x) of Section 10.1 corresponding to the consent rights of the other Lenders thereunder.

     Section 10.2 Notices.
     (a) Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device) to the number set out herein, (iii) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrower, the other Credit Parties and the Administrative Agent, and, in the case of each of the Lenders, as set forth in such Lender’s Administrative Details Form, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower and the other Credit Parties:
Horizon Lines, Inc. 4064 Colony Road Charlotte, North Carolina 28211
	Attention:	CFO and General Counsel
	Telecopier:	(704) 973-7010
	Telephone:	(704) 973-2000

With a copy to:	McGuire Woods LLP 1345 Avenue of the Americas 7th Floor New York, New York 10105
	Attention:	James Gelman
	Telecopier:	(212) 548-7023
	Telephone:	(212) 548-2174

The Administrative Agent:	Wachovia Bank, National Association, as Administrative Agent Charlotte Plaza 201 South College Street, CP8 Charlotte, North Carolina 28288-0680
	Attention:	Syndication Agency Services
	Telecopier:	(704) 383-0288
	Telephone:	(704) 374-2698

with a copy to:	Wachovia Bank, National Association 301 South College Street Charlotte, North Carolina 28288-5562
	Attention:	Andrew Payne
	Telecopier:	(704) 383-7611
	Telephone:	(704) 383-1106
provided, that notices given by the Borrower pursuant to Section 2.1 or Section 2.10 hereof shall be effective only upon receipt thereof by the Administrative Agent.
     (b) Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     Section 10.3 No Waiver; Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Section 10.4 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.
     Section 10.5 Payment of Expenses and Taxes.
     The Credit Parties agree (a) to pay or reimburse the Administrative Agent and the Bookrunners for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith (including, without limitation, all CUSIP fees for registration with S&P’s CUSIP Service Bureau, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of one counsel for the Transactions and other special counsel to the Administrative Agent and the Bookrunners), (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of any counsel to the Administrative Agent and any counsel to any Lender (including reasonable allocated costs of in-house legal counsel), and all such costs, expenses, fees and disbursements incurred during any workout, restructuring or negotiations in respect of the Credit Documents, (c) on demand, to pay, indemnify, and hold each Lender, the Administrative Agent and the Bookrunners harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, (d) to pay, indemnify, and hold each Lender, the Administrative Agent, the Bookrunners and their Affiliates and their respective officers, directors, employees, partners, members, counsel, agents, representatives, advisors and affiliates (collectively called the “Indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans and (e) to pay any civil penalty or fine assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Loans, the issuance of Letters of Credit, the acceptance of payments or of Collateral due under the Credit Documents (all of the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to an Indemnitee with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section shall survive repayment of the Loans, Notes and all other amounts hereunder.

     Section 10.6 Successors and Assigns; Participations; Purchasing Lenders.
     (a) This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Credit Parties may not assign or transfer any of their respective rights or obligations under this Agreement or the other Credit Documents without the prior written consent of each Lender.
     (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9 which shall be determined by a vote of the Required Lenders) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect; provided that, it is understood and agreed that (A) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.8(b), nor any amendment of Section 2.8(b) or the definitions of Asset Disposition, Debt Issuance, Equity Issuance, or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (B) a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and (C) an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof, (ii) release all or substantially all of the Guarantors from their obligations under the Guaranty, (iii) release all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
     (c) Any Lender may, in accordance with applicable law, at any time, sell or assign to (each of the following a “Purchasing Lender”): (i) any Lender, (ii) any Affiliate or Approved Fund of a Lender and (iii) with the consent of the Administrative Agent and, beginning with the date that is ninety (90) days after the Closing Date, so long as no Default or Event of Default exists, the Borrower (each such consent not to be unreasonably withheld or delayed), to one or more additional banks, insurance companies, financial institutions, investment funds or other entities, all or any part of its rights and obligations under this Agreement and the Notes in minimum amounts of $1,000,000 (or such lesser amount approved by the Administrative Agent and the Borrower) with respect to its Commitment and its Loans (or, if less, the entire amount of such Lender’s Commitment and Loans), pursuant to an Assignment Agreement, executed by such Purchasing Lender, such transferor Lender, the Administrative Agent and, with respect to any assignment of a Revolving Commitment, the Issuing Lender, and delivered to the Administrative Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Assignment Agreement, (1) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (2) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto; provided, however, that such Lender shall continue to be entitled to any indemnification rights that expressly survive hereunder). Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Assignment Agreement new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Assignment Agreement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. Notwithstanding anything to the contrary contained in this Section, a Lender may assign any or all of its rights under this Agreement to an Affiliate or a Approved Fund of such Lender without delivering an Assignment Agreement to the Administrative Agent; provided, however, that (x) the Credit Parties and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment Agreement has been delivered to the Administrative Agent for recordation on the Register, (y) the failure of such assigning lender to deliver a Assignment Agreement to the Administrative Agent shall not affect the legality, validity or binding effect of such assignment and (z) an Assignment Agreement between the assigning Lender an Affiliate or Approved Fund of such Lender shall be effective as of the date specified in such Assignment Agreement.
     (d) The Administrative Agent shall maintain at its address referred to in Section 10.2 a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. A Loan (and the related Note) recorded on the Register may be assigned or sold in whole or in part upon registration of such assignment or sale on the Register. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment pursuant to the last sentence of Section 10.6(c) as to which an Assignment Agreement is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Credit Parties, maintain a comparable register on behalf of the Credit Parties. In the event that any Lender sells participations in a Loan recorded on the Register, such Lender shall maintain a register on which it enters the name of all participants in such Loans held by it (the “Participant Register”). A Loan recorded on the Register (and the registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered Note shall expressly so provide). Any participation of such Loan recorded on the Register (and the registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
     (e) The parties to each assignment shall execute and deliver to the Administrative Agent as Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, that the processing and recordation fee set forth above shall not be required for assignments from a Lender to its Affiliates or its Approved Funds.
     (f) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Credit Parties and their Subsidiaries which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Credit Parties and their Affiliates prior to becoming a party to this Agreement, in each case subject to Section 10.15.

     (g) At the time of each assignment pursuant to this Section to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms described in Section 2.18.
     (h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Agreement (including, without limitation, any right to payment of principal and interest under any Note) to secure obligations of such Lender, including without limitation, (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund or trust or entity that invests in commercial bank loans in the ordinary course, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; it being understood that the requirements for assignments set forth in this Section shall not apply to any such pledge or assignment of a security interest, except with respect to any foreclosure or similar action taken by such pledgee or assignee with respect to such pledge or assignment; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and no such pledgee or assignee shall have any voting rights under this Agreement unless and until the requirements for assignments set forth in this Section are complied with in connection with any foreclosure or similar action taken by such pledgee or assignee.
     Section 10.7 Adjustments; Set-off.
     (a) Each Lender agrees that if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or Participation Interests or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to a Bankruptcy Event or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, Participation Interests or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

     (b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the Borrower or the applicable Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon the occurrence and continuation of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any other Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the Loans and other Credit Party Obligations of the Borrower and the other Credit Parties to the Administrative Agent, the Lenders, the Bank Product Providers and the Hedging Agreement Providers and claims of every nature and description of the Administrative Agent, the Lenders, the Bank Product Providers and the Hedging Agreement Providers against the Borrower and the other Credit Parties, in any currency, whether arising hereunder, under any other Credit Document or any Bank Product, as such Lender may elect, whether or not the Administrative Agent, the Lenders, the Bank Product Providers or the Hedging Agreement Providers have made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Borrower, any other Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or any other Credit Party, or against anyone else claiming through or against the Borrower, any other Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence and continuation of any Event of Default. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     Section 10.8 Table of Contents and Section Headings.
     The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.
     Section 10.9 Counterparts.
     This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

     Section 10.10 Effectiveness.
     This Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 10.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied, email or telex notice (actually received) at such office that the same has been signed and mailed to it.
     Section 10.11 Severability.
     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.12 Integration.
     This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.
     Section 10.13 Governing Law.
     This Agreement and, unless otherwise specified therein, each other Credit Document and the rights and obligations of the parties under this Agreement and such other Credit Document shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of The New York General Obligations Law).
     Section 10.14 Consent to Jurisdiction and Service of Process.
     All judicial proceedings brought against the Borrower and/or any other Credit Party with respect to this Agreement, any Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the State of New York, and, by execution and delivery of this Agreement, the Borrower and each of the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available. The Borrower and each of the other Credit Parties irrevocably agree that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrower and the other Credit Parties to be effective and binding service in every respect. The Borrower, the other

Credit Parties, the Administrative Agent and the Lenders irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non-conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrower or the other Credit Parties in the court of any other jurisdiction.
     Section 10.15 Confidentiality.
     Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Secured Hedging Agreement or any action or proceeding relating to this Agreement, any other Credit Document or Secured Hedging Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. Further, the foregoing notwithstanding, the Credit Parties agree that the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or such Lender may use any Credit Party’s name, logo or other indicia germane to such party in connection with advertising, marketing or other similar purposes.
     For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of

their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 10.16 Acknowledgments.
     The Borrower and the other Credit Parties each hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and
     (c) no joint venture exists among the Lenders or among the Borrower or the other Credit Parties and the Lenders.
     Section 10.17 Waivers of Jury Trial; Waiver of Consequential Damages.
     THE BORROWER, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. Each of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders agree not to assert any claim against any other party to this Agreement or any their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.
     Section 10.18 Patriot Act Notice.
     Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit parties in accordance with the Patriot Act.

     Section 10.19 Resolution of Drafting Ambiguities.
     Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
ARTICLE XI
GUARANTY
     Section 11.1 The Guaranty.
     In order to induce the Lenders to enter into this Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Secured Hedging Agreement, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Hedging Agreement Providers as follows: the Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Hedging Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Hedging Agreement Providers, or their respective order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The Guaranty set forth in this Article XI is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article XI in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower, including specifically all Credit Party Obligations, arising in connection with this Agreement, the other Credit Documents or any Secured Hedging Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.
     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such

Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).
     Section 11.2 Bankruptcy.
     Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Hedging Agreement Provider whether or not due or payable by the Borrower upon the occurrence of a Bankruptcy Event, and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
     Section 11.3 Nature of Liability.
     The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     Section 11.4 Independent Obligation.
     The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

     Section 11.5 Authorization.
     Each of the Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Secured Hedging Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors and (e) to the extent otherwise permitted herein, release any Collateral.
     Section 11.6 Reliance.
     It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     Section 11.7 Waiver.
     (a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the Guarantors waives any defense available to such Guarantor with respect to its obligations under this Guaranty and any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, in each case other than payment in full of the Credit Party Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the

Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.
     (b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
     (c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Hedging Agreement Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.
     Section 11.8 Limitation on Enforcement.
     The Lenders and the Hedging Agreement Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Hedging Agreement Provider (only with respect to obligations under the applicable Secured Hedging Agreement) and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the

Hedging Agreement Providers further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.
     Section 11.9 Confirmation of Payment.
     The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 11.2.
[Signature Pages Follow]

horizon lines, inc.
credit agreement
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	HORIZON LINES, INC., a Delaware corporation

By:

Name:
Title:

GUARANTORS:	HLH, LLC, a Delaware limited liability company

By:

Name:
Title:

HORIZON LINES OF PUERTO RICO, INC., a Delaware corporation

By:

Name:
Title:

HORIZON LINES OF ALASKA, LLC, a Delaware limited liability company

By:

Name:
Title:

SEA-LOGIX, LLC, a Delaware limited liability company

By:

Name:
Title:

horizon lines, inc.
credit agreement

HORIZON LINES, LLC, a Delaware limited liability company

By:

Name:
Title:

HORIZON SERVICES GROUP, LLC, a Delaware limited liability company

By:

Name:
Title:

HAWAII STEVEDORES, INC., a Hawaiian corporation

By:

Name:
Title:

horizon lines, inc.
credit agreement

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Lenders

By:

Name:
Title:

horizon lines, inc.
credit agreement

LENDERS:	as a Lender

By:

Name:
Title: